Filed Pursuant to Rule 424(b)(3)
Registration No. 333-158111

GRUBB & ELLIS HEALTHCARE REIT II, INC.

SUPPLEMENT NO. 1 DATED MAY 18, 2011
TO THE PROSPECTUS DATED APRIL 29, 2011

This document supplements, and should be read in conjunction with, our prospectus dated April 29, 2011 relating to our offering of 330,000,000 shares of our common stock. On May 12, 2011, we filed with the United States Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The Quarterly Report (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 1. Unless otherwise defined in this Supplement No. 1, capitalized terms used have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 1 is to disclose:

•	the status of our public offering;

•	our recent acquisitions of:

•	Yuma Skilled Nursing Facility in Yuma, Arizona;

•	Hardy Oak Medical Office Building in San Antonio, Texas;

•	Lakewood Ranch Medical Office Building in Bradenton, Florida; and

•	Dixie-Lobo Medical Office Building Portfolio located in Alice, Lufkin, Victoria and Wharton, Texas, Carlsbad and Hobbs, New Mexico, Hope, Arkansas and Lake Charles Louisiana;

•	our proposed acquisition of Milestone Medical Office Building Portfolio located in Jersey City, New Jersey, Columbia and Cornwall, New York, Benton and Bryant, Arkansas and Burien, Washington;

•	our entry into an amendment to our loan agreement with Bank of America, N.A. and loan agreements with Life Insurance Company of the Southwest and General Electric Capital Corporation; and

•	our updated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as disclosed in Annex A.

Status of our Public Offering

We commenced our initial public offering of shares of our common stock on August 24, 2009. As of May 6, 2011, we had received and accepted subscriptions in our offering for 24,372,675 shares of our common stock, or approximately $243,165,000, excluding shares of our common stock issued pursuant to our distribution reinvestment plan, or DRIP. As of May 6, 2011, 275,627,325 shares remained available for sale to the public pursuant to our offering, excluding shares available pursuant to our DRIP. We will sell shares of our common stock in our offering until the earlier of August 24, 2011, unless extended by our board of directors for an additional year or as otherwise permitted under applicable law, or the date on which the maximum offering amount has been sold.

Recent Acquisitions and Proposed Acquisition

The following information should be read in conjunction with and supplements the discussion contained in the “Prospectus Summary — Description of Investments” section beginning on page 6 of the prospectus and the “Investment Objectives, Strategy and Criteria — Real Estate Acquisitions” section beginning on page 93 of the prospectus:

Acquired Properties

As of May 18, 2011, we had made 20 acquisitions, comprising an aggregate of 1,289,000 square feet of gross leasable area, or GLA, for an aggregate purchase price of $292,435,000, in various states. Acquisitions made between April 5, 2011 and May 18, 2011 are listed below:

						Contract
	Ownership	Type of	GLA		Purchase	Purchase	Mortgage	Interest	Maturity	Property	Capitalization
Property Name	Interest	Property	(Sq Ft)	Occupancy	Date	Price	Debt(1)	Rate(1)	Date	Taxes(2)	Rate(3)	Location

Yuma Skilled Nursing Facility	100%	Healthcare-	40,000	100%	04/13/11	$11,000,000	$—	—%	—	$27,000	9.80%	Yuma, AZ
		Related Facility
Hardy Oak Medical Office Building	100%	Medical Office	42,000	100%	04/14/11	$8,070,000	$5,245,000	6.60%	10/10/16	$159,000	8.44%	San Antonio, TX
Lakewood Ranch Medical Office Building(4)	100%	Medical Office	58,000	94.4%	04/15/11	$12,500,000	$—	—%	—	$161,000	8.89%	Bradenton, FL
Dixie-Lobo Medical Office Building Portfolio	100%	Medical Office	156,000	100%	05/12/11	$30,050,000	$23,239,000	6.34%	12/28/11	$583,000	9.41%	Alice, Lufkin,
												Victoria and Wharton, TX, Carlsbad and Hobbs, NM, Hope, AR and Lake Charles, LA

(1)	Represents the mortgage loan balance and interest rate as of May 18, 2011. See the “Entry into Amendment to Loan Agreement and Loan Agreements” section of this supplement to our prospectus for further discussion regarding the loans listed in the table above.

(2)	Represents the real estate taxes on the property for 2010.

(3)	The estimated capitalization rates are based on each property’s net operating income from the in-place leases for the twelve months after the date of purchase of the respective property, including any contractual rent increases contained in such leases for those twelve months, divided by the purchase price for the respective property, exclusive of any acquisition fees and expenses paid. In calculating each property’s net operating income, we generally estimate each property’s expenses for the twelve months after the date of purchase by evaluating historical expenses of the property and adjusting for factors such as the property’s age, location and other information we obtained during our due diligence examination of the property prior to its acquisition. We also estimate each property’s occupancy for the twelve months after the date of purchase using assumptions regarding upcoming lease renewals or terminations based on information we obtained about the property and its tenants during our due diligence examination of the property prior to its acquisition. The capitalization rates do not reflect reserves for replacements.

(4)	We paid a loan defeasance fee of approximately $1,223,000, or the loan defeasance fee, related to the repayment of a loan that the seller of Lakewood Ranch Medical Office Building had received from Lincoln Financial Group or its affiliates, or the Lakewood Ranch Seller’s Loan, prior to its maturity date. The Lakewood Ranch Seller’s Loan was secured by Lakewood Ranch Medical Office Building and had an outstanding principal balance of approximately $7,561,000 at the time of our repayment. As a result of the loan defeasance fee, the fees and expenses associated with the Lakewood Ranch Medical Office Building acquisition exceeded 6.0% of the contract purchase price of the Lakewood Ranch Medical Office Building, whereby pursuant to our charter, prior to the acquisition of the Lakewood Ranch Medical Office Building, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of the Lakewood Ranch Medical Office Building in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.

2

We will pay Grubb & Ellis Equity Advisors, Property Management, Inc., or GEEA Property Management, an affiliated entity, 4.0% of the gross monthly cash receipts derived from the operations of Hardy Oak Medical Office Building and Lakewood Ranch Medical Office Building and we will pay an oversight fee of 1.0% of the gross monthly cash receipts derived from the operations of Yuma Skilled Nursing Facility and Dixie-Lobo Medical Office Building Portfolio. Other affiliates of ours may receive additional fees or other compensation as a result of our property acquisitions in accordance with the compensation provisions described in our prospectus.

As of May 18, 2011, none of the tenants at the Hardy Oak Medical Office Building, Lakewood Ranch Medical Office Building or Dixie-Lobo Medical Office Building Portfolio properties accounted for 10.0% or more of the GLA of our property portfolio. The following table shows, as of May 18, 2011, the effective annual rental rate per square foot, GLA, lease expiration and renewal options for the sole tenant of Yuma Skilled Nursing Facility, which when aggregated with the other tenants affiliated with Kissito Healthcare in our property portfolio accounted for 10.0% or more of the GLA of our property portfolio, as further discussed in footnote (1) below.

	Effective Annual
	Rental Rate Per
Tenant	Square Foot	GLA (Sq Ft)	Lease Expiration	Renewal Options	Principal Nature of the Businesses

AFS of Yuma, Inc. (1)	$27.17	40,000	April 2026	2 Ten-Year Terms	Skilled Nursing Facility

(1)	AFS of Yuma, Inc. is an affiliate of Kissito Healthcare, which is the operator of five of the seven skilled nursing facilities comprising our Virginia Skilled Nursing Facility Portfolio. As a result of the Yuma Skilled Nursing Facility acquisition, Kissito Healthcare is the operator of six of our skilled nursing facilities, which have an aggregate of 184,000 square feet of GLA. The six leases are also cross-defaulted and all expire in April 2026.

The following table sets forth the lease expirations of the Yuma Skilled Nursing Facility, Hardy Oak Medical Office Building, Lakewood Ranch Medical Office Building and Dixie-Lobo Medical Office Building Portfolio properties for the next ten years, including the number of tenants whose leases will expire in the applicable year, the total area in square feet covered by such leases and the gross annual rent and percentage of gross annual rent represented by such leases as of May 18, 2011.

	No. of	Total Square
	Leases	Feet of Expiring	Gross Annual Rent	% of Gross Annual
Year	Expiring	Leases	of Expiring Leases	Rent Represented

2011	4	9,000	$198,000	3.1%
2012	2	4,000	84,000	1.3
2013	14	45,000	972,000	15.2
2014	3	14,000	320,000	5.0
2015	4	60,000	1,138,000	17.7
2016	4	75,000	1,588,000	24.8
2017	6	42,000	813,000	12.7
2018	—	—	—	—
2019	—	—	—	—
2020	1	3,000	56,000	0.9
Thereafter	1	40,000	1,239,000	19.3

	39	292,000	$6,408,000	100%

Proposed Acquisition of Milestone Medical Office Building Portfolio

On April 20, 2011, we, through G&E HC REIT II Jersey City MOB, LLC, G&E HC REIT II Bryant MOB, LLC, G&E HC REIT II Benton Home Health MOB, LLC and G&E HC REIT II Benton Medical Plaza I & II MOB, LLC, which are all wholly owned subsidiaries of G&E HC REIT II Milestone MOB Portfolio,

3

LLC, our wholly owned subsidiary, entered into four separate purchase and sale agreements, or the Initial Milestone Purchase Agreements, with Jersey City Medical Complex, LLC, Bryant MOB Medical Complex, LLC, Home Health Medical Complex, LLC and Medical Park Place Medical Complex, LLC, respectively, all of which are unaffiliated third parties and are collectively referred to as the Milestone MOB Portfolio Sellers, for the initial purchase of four real properties for an aggregate purchase price of approximately $44,050,000, plus closing costs. The four properties proposed to be purchased pursuant to the Initial Milestone Purchase Agreements will be part of a seven-building property portfolio, the Milestone Medical Office Building Portfolio, or the Milestone MOB Portfolio, as further discussed below, that we intend to purchase for a total aggregate purchase price of approximately $81,325,000, plus closing costs.

On April 28, 2011, our board of directors approved the acquisition of the Milestone MOB Portfolio. The Milestone MOB Portfolio consists of seven separate medical office buildings: Jersey City Medical Office Building, located in Jersey City, New Jersey, or the Jersey City property; Bryant Medical Office Building, located in Bryant, Arkansas, or the Bryant property; Benton Home Health Medical Office Building, located in Benton, Arkansas, or the Benton Home Health property; Benton Medical Plaza I & II Medical Office Buildings, located in Benton, Arkansas, or the Benton Medical Plaza property; Hudson Medical Office Building, located in Hudson, New York, or the Hudson property; Cornwall Medical Office Building, located in Cornwall, New York, or the Cornwall property; and Burien Medical Office Building, located in Burien, Washington, or the Burien property. We intend to purchase the seven properties comprising the Milestone MOB Portfolio in multiple closings. Initially, we intend to complete the purchase of the Jersey City, Bryant, Benton Home Health and Benton Medical Plaza properties. We have not entered into purchase and sale agreements with respect to the Hudson, Cornwall and Burien properties, although it is presently contemplated that we will enter into purchase and sale agreements and complete the purchase of the Hudson, Cornwall and Burien properties on a date that is 15 days following the receipt of lender approval on loan assumptions for each of the Hudson, Cornwall and Burien properties; however, we can provide no assurance that such loan assumptions will be approved by the respective lenders for all or any of the three properties.

The seven buildings of the Milestone MOB Portfolio were built between 1986 and 2000 and consist of approximately 323,000 square feet of GLA, in the aggregate. As of May 18, 2011, the Milestone MOB Portfolio is approximately 88.2% occupied. The principal businesses occupying the buildings are healthcare providers.

We anticipate purchasing the Milestone MOB Portfolio for an aggregate purchase price of $81,325,000, plus closing costs, from an unaffiliated third party. We intend to finance the purchase through an assumption of existing loans, additional debt financing and proceeds raised from our offering. We expect to pay an acquisition fee of approximately $2,236,000, or 2.75% of the aggregate purchase price, to Grubb & Ellis Equity Advisors, LLC, the managing member of Grubb & Ellis Healthcare REIT II Advisor, LLC, or our advisor.

We anticipate that the closing will occur in the second quarter of 2011; however, the potential acquisition of the Milestone MOB Portfolio is subject to substantial conditions to closing, including approval from multiple lenders of the loan assumptions. Our decision to consummate the acquisition will generally depend upon:

•	the satisfaction of the conditions to the acquisition contained in the relevant agreements;

•	no material adverse change occurring relating to the Milestone MOB Portfolio, the tenants or in the applicable local economic conditions;

•	our receipt of sufficient net proceeds from the offering of our common stock to the public and financing proceeds to make this acquisition; and

•	our receipt of satisfactory due diligence information, including appraisals, environmental reports and lease information.

Due to the considerable conditions that must be satisfied in order to acquire the Milestone MOB Portfolio, we cannot give any assurances that the closing of this acquisition is probable.

4

In evaluating the Milestone MOB Portfolio as a potential acquisition and determining the appropriate amount of consideration to be paid for the Milestone MOB Portfolio, we have considered a variety of factors including the overall valuation of net rental income, location, demographics, quality of tenants, length of leases, price per square foot, occupancy and the fact that the overall rental rate at the Milestone MOB Portfolio is comparable to market rates. We believe that the properties contained in the Milestone MOB Portfolio are well located, well maintained and have been professionally managed. The properties contained in the Milestone MOB Portfolio will be subject to competition from similar facilities within the applicable market areas, and each property’s economic performance could be affected by changes in local economic conditions. We have not considered any other factors materially relevant to our decision to acquire the Milestone MOB Portfolio.

Entry into Amendment to Loan Agreement and Loan Agreements

The following information should be read in conjunction with the disclosure contained in the “Investment Objectives, Strategy and Criteria — Our Strategies and Policies with Respect to Borrowing” section beginning on page 83 of the prospectus:

Entry into Amendment to Loan Agreement with Bank of America, N.A.

On July 19, 2010, we entered into a loan agreement with Bank of America, N.A., or Bank of America, or the Bank of America Loan Agreement, to obtain a secured revolving credit facility with an aggregate maximum principal amount of $25,000,000, or the Bank of America Line of Credit, whereby we initially secured the Bank of America Line of Credit with two of our properties, Lacombe Medical Office Building and Parkway Medical Center. We further secured the Bank of America Line of Credit with: (i) St. Vincent Medical Office Building and Livingston Medical Arts Pavilion on September 15, 2010; (ii) Sylva Medical Office Building on November 15, 2010; and (iii) Ennis Medical Office Building on January 28, 2011.

On May 4, 2011, we modified the terms of the Bank of America Line of Credit by entering into an amended loan agreement with Bank of America, N.A., or the Bank of America Line of Credit Modification. The material terms of the Bank of America Line of Credit Modification provide for: (i) an increase in the aggregate maximum principal amount available under the line of credit from $25,000,000 to $45,000,000, subject to certain borrowing base conditions of: (a) a maximum 60.0% loan to value, or LTV, ratio, which was previously a 50.0% LTV ratio; (b) a maximum 60.0% loan to cost, or LTC, ratio, which was previously a 50.0% LTC ratio; and (c) a minimum 1.40x debt service coverage ratio, or DSCR, which was previously a 1.50x DSCR; (ii) a modified maximum dividend ratio of 0.95 to 1.00 based on funds from operations, excluding acquisition expenses, during the extension option period only if we choose to extend the maturity date for one year from July 19, 2012 to July 19, 2013, which was previously (a) 1.20 to 1.00 and set to commence as of the calendar quarter end occurring on December 31, 2011 and (b) 0.95 to 1.00 as of each calendar quarter occurring after December 31, 2011 through July 19, 2012, the Bank of America Line of Credit maturity date, including any extension thereof; and (iii) an interest rate equal to the daily floating London Interbank Offered Rate, or LIBOR, plus 3.50% or in the event the daily LIBOR rate is not available then Bank of America, N.A.’s prime rate for such day, plus 3.50%, which was decreased from LIBOR or the Bank of America, N.A.’s prime rate, plus 3.75% and is no longer subject to the interest floor of 5.00%. We paid a modification fee in connection with the Bank of America Line of Credit Modification. In the event of default, Bank of America, N.A. has the right to assert its remedies and terminate its obligations under the Bank of America loan agreement, as amended, including the termination of funding of future loans, acceleration of payment on any unpaid principal amount of all outstanding loans and interest thereon and foreclosure on the properties securing the Bank of America Line of Credit, as amended, or any other properties that are added to the collateral pool.

As a result of the Bank of America Line of Credit Modification and based on the value of the six properties securing the Bank of America Line of Credit, as amended, the aggregate borrowing capacity is $31,115,000 as of May 18, 2011.

5

Entry into Loan Agreement with Life Insurance Company of the Southwest

On April 14, 2011, we and G&E HC REIT II Hardy Oak MOB, LLC, our wholly owned subsidiary, entered into a loan assumption and modification agreement, or the Hardy Oak Loan Assumption Agreement, with 18626 Hardy Oak Limited, L.P., or the Hardy Oak Seller, certain loan guarantors, or the Hardy Oak Guarantors, and Insurance Company of the Southwest, or the Hardy Oak Lender, in connection with our purchase of Hardy Oak Medical Office Building. Pursuant to the Hardy Oak Loan Assumption Agreement, we agreed to assume all liabilities and obligations under an existing loan agreement executed between the Hardy Oak Seller, the Hardy Oak Guarantors and the Hardy Oak Lender, as modified by the Hardy Oak Loan Assumption Agreement. The original loan between the Hardy Oak Seller, the Hardy Oak Guarantors and the Hardy Oak Lender was evidenced by a promissory note in the original principal amount of $5,537,000, which had an outstanding principal balance of $5,253,000, or the Hardy Oak Loan, at the time of our entry into the Hardy Oak Loan Assumption Agreement, a loan agreement and an environmental indemnity agreement and was secured by a deed of trust, assignment of rents, security agreement and fixture filing and a guaranty agreement, or the Hardy Oak Seller Loan Documents.

Pursuant to the Hardy Oak Loan Assumption Agreement, the Hardy Oak Lender consented to: (i) our acquisition of Hardy Oak Medical Office Building; (ii) our assumption of the existing loan between the Hardy Oak Seller and the Hardy Oak Lender; (iii) the release of the Hardy Oak Seller from all liabilities and obligations under the Hardy Oak Seller Loan Documents; (iv) the release of the Hardy Oak Guarantors from their liability and obligation under the Hardy Oak Seller Loan Documents; and (v) our assumption of all liabilities and obligations under the Hardy Oak Seller Loan Documents.

The Hardy Oak Seller Loan Documents, as modified by the Hardy Oak Loan Assumption Agreement, provide for: (i) a maturity date of October 10, 2016; (ii) a fixed interest rate of 6.60% per annum; (iii) a default interest rate of 11.60% per annum for so long as any default exists; (iv) the Hardy Oak Lender’s ability to increase either the interest rate of 6.60% per annum or the default interest rate of 11.60% per annum by 0.75% per annum if we fail to deliver the reports required under the Hardy Oak Seller Loan Documents; (v) a late fee equal 5.0% of the amount of any overdue payment until such overdue payment is paid in full; (vi) prepayment of the loan in whole, but not in part, upon providing written notice to the Hardy Oak Lender 60 days prior to the date of our prepayment of the loan, subject to a prepayment fee equal to the greater of 1.0% of the outstanding principal balance of the loan or the “yield maintenance amount” as defined in the Hardy Oak Seller Loan Documents for the first five years of the loan term and a prepayment fee equal to 5.0% of the outstanding indebtedness for the last five years of the loan term; provided however, that such fee shall be reduced by 1.0% on each anniversary of the date of the loan to a minimum of 1.0% of the outstanding indebtedness during the last year of the loan term; and (vii) the establishment of certain impound and reserve accounts for real estate taxes and insurance. In the event of a default under the Hardy Oak Seller Loan Documents, as modified, the Hardy Oak Lender has the right to terminate its obligations under the Hardy Oak Seller Loan Documents, as modified, accelerate the payment on any unpaid principal balance of the Hardy Oak Loan, including interest thereon and foreclose on the Hardy Oak Medical Office Building.

Entry into Loan Agreement with General Electric Capital Corporation

On May 12, 2011, we, through, the eight subsidiaries of our wholly owned subsidiary G&E HC REIT II Dixie-Lobo MOB Portfolio, LLC, which hold title to the properties comprising the Dixie-Lobo Medical Office Building Portfolio, entered into an amended and restated loan agreement with General Electric Capital Corporation, or the Dixie-Lobo Lender, and an assumption and modification agreement with TMB-Alice, L.P., Carlsbad-TMB, LLC, Hobbs-TMB, LLC, Hope-TMB, LLC, TMB-Lake Charles, L.P., TMB-Lufkin, L.P., Victoria-TMB, L.P. TMB-I, L.P., and Longview-TMB, L.P., or the Dixie-Lobo Sellers, a loan guarantor, the Dixie-Lobo Guarantor, and the Dixie-Lobo Lender, in connection with our purchase of eight medical office buildings, or the Dixie-Lobo Medical Office Building Portfolio, and our assumption of an existing loan between the Dixie-Lobo Sellers, Dixie-Lobo Guarantor and the Dixie Lobo Lender. The loan is evidenced by a modified promissory note in the principal amount of $23,239,000, or the Dixie-Lobo Loan, an amended and restated loan agreement and an assumption and modification agreement and is secured by eight separate deeds of trust, or the Dixie-Lobo Loan Documents.

6

Pursuant to the Dixie-Lobo Loan Documents, the Dixie-Lobo Lender consented to: (i) our acquisition of Dixie-Lobo Medical Office Building Portfolio; (ii) our assumption of the Dixie-Lobo Loan; (iii) the release of the Dixie-Lobo Sellers from all liabilities and obligations under the Dixie-Lobo Loan Documents; (iv) the release of the Dixie-Lobo Guarantor from his liability and obligation under the Dixie-Lobo Loan Documents; and (v) our assumption of all liabilities and obligations under the Dixie-Lobo Loan Documents.

The Dixie-Lobo Loan Documents provide for: (i) a maturity date of December 28, 2011; (ii) a fixed rate interest rate of 6.34% per annum; (iii) a default interest rate of 10.34% per annum for so long as any default exists; (iv) a late fee equal to the greater of 10.34% per annum or 5.0% of the amount of the overdue payment until such overdue payment is paid in full; (v) prepayment of the loan in whole, but not in part, at any time prior to December 28, 2011 by providing written notice to the Dixie-Lobo Lender at least 15 days prior to the date of our prepayment of the loan and subject to a certain “make-whole amount” payment as defined in the Dixie-Lobo Loan Documents; provided however, such prepayment fee shall not apply if payment is made during the three months prior to the maturity date of December 28, 2011; and (vi) the establishment of certain impound and reserve accounts for real estate taxes, insurance and replacement. In the event of a default under the Dixie-Lobo Loan Documents, the Dixie-Lobo Lender has the right to terminate its obligations under the Dixie-Lobo Loan Documents, accelerate the payment on any unpaid principal balance of the Dixie-Lobo Loan, including interest thereon, and foreclose on the Dixie-Lobo Medical Office Building Portfolio.

7

ANNEX A

QUARTERLY REPORT ON FORM 10-Q
FOR THE
QUARTERLY PERIOD ENDED MARCH 31, 2011

See attached.

8

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2011
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number: 000-54371

GRUBB & ELLIS HEALTHCARE REIT II, INC.
(Exact name of registrant as specified in its charter)

Maryland	26-4008719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

(714) 667-8252
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. ☑ Yes ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  ☐ Yes  ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  ☐ Yes  ☑ No

As of April 30, 2011, there were 24,083,002 shares of common stock of Grubb & Ellis Healthcare REIT II, Inc. outstanding.

Grubb & Ellis Healthcare REIT II, Inc.
(A Maryland Corporation)

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements.

Grubb & Ellis Healthcare REIT II, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2011 and December 31, 2010
(Unaudited)

	March 31, 2011	December 31, 2010

ASSETS
Real estate investments:
Operating properties, net	$194,098,000	$163,335,000
Cash and cash equivalents	6,706,000	6,018,000
Accounts and other receivables, net	479,000	241,000
Restricted cash	3,158,000	2,816,000
Real estate and escrow deposits	1,100,000	649,000
Identified intangible assets, net	33,299,000	28,568,000
Other assets, net	2,982,000	2,369,000

Total assets	$241,822,000	$203,996,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage loans payable, net	$49,175,000	$58,331,000
Line of credit	7,400,000	11,800,000
Accounts payable and accrued liabilities	3,586,000	3,356,000
Accounts payable due to affiliates	1,173,000	840,000
Derivative financial instruments	379,000	453,000
Identified intangible liabilities, net	481,000	502,000
Security deposits, prepaid rent and other liabilities	3,437,000	3,352,000

Total liabilities	65,631,000	78,634,000
Commitments and contingencies (Note 10)
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 21,579,624 and 15,452,668 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively	216,000	154,000
Additional paid-in capital	192,221,000	137,657,000
Accumulated deficit	(16,367,000)	(12,571,000)

Total stockholders’ equity	176,070,000	125,240,000
Noncontrolling interests (Note 12)	121,000	122,000

Total equity	176,191,000	125,362,000

Total liabilities and equity	$241,822,000	$203,996,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Grubb & Ellis Healthcare REIT II, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2011 and 2010
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Revenue:
Rental income	$6,007,000	$61,000
Expenses:
Rental expenses	1,203,000	17,000
General and administrative	921,000	185,000
Acquisition related expenses	1,549,000	637,000
Depreciation and amortization	2,202,000	29,000

Total expenses	5,875,000	868,000

Income (loss) from operations	132,000	(807,000)
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount):
Interest expense	(1,095,000)	(1,000)
Gain in fair value of derivative financial instruments	74,000	—
Interest income	4,000	5,000

Net loss	(885,000)	(803,000)

Less: net (income) loss attributable to noncontrolling interests	—	—

Net loss attributable to controlling interest	$(885,000)	$(803,000)

Net loss per common share attributable to controlling interest — basic and diluted	$(0.05)	$(0.30)

Weighted average number of common shares outstanding — basic and diluted	18,144,696	2,690,794

Distributions declared per common share	$0.16	$0.16

The accompanying notes are an integral part of these condensed consolidated financial statements.

Grubb & Ellis Healthcare REIT II, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
For the Three Months Ended March 31, 2011 and 2010
(Unaudited)

	Stockholders’ Equity
	Common Stock
	Number of		Additional	Preferred	Accumulated	Noncontrolling
	Shares	Amount	Paid-In Capital	Stock	Deficit	Interests	Total Equity

BALANCE — December 31, 2010	15,452,668	$154,000	$137,657,000	$—	$(12,571,000)	$122,000	$125,362,000
Issuance of common stock	5,999,895	61,000	59,809,000	—	—	—	59,870,000
Offering costs	—	—	(6,465,000)	—	—	—	(6,465,000)
Issuance of common stock under the DRIP	135,561	1,000	1,287,000	—	—	—	1,288,000
Repurchase of common stock	(8,500)	—	(78,000)	—	—	—	(78,000)
Amortization of nonvested common stock compensation	—	—	11,000	—	—	—	11,000
Distribution to noncontrolling interests	—	—	—	—	—	(1,000)	(1,000)
Distributions declared	—	—	—	—	(2,911,000)	—	(2,911,000)
Net loss	—	—	—	—	(885,000)	—	(885,000)

BALANCE — March 31, 2011	21,579,624	$216,000	$192,221,000	$—	$(16,367,000)	$121,000	$176,191,000

	Stockholders’ Equity
	Common Stock
	Number of		Additional	Preferred	Accumulated	Noncontrolling
	Shares	Amount	Paid-In Capital	Stock	Deficit	Interest	Total Equity

BALANCE — December 31, 2009	1,532,268	$15,000	$13,549,000	$—	$(281,000)	$1,000	$13,284,000
Issuance of common stock	2,469,928	25,000	24,627,000	—	—	—	24,652,000
Offering costs	—	—	(2,673,000)	—	—	—	(2,673,000)
Issuance of common stock under the DRIP	13,214	—	126,000	—	—	—	126,000
Amortization of nonvested common stock compensation	—	—	8,000	—	—	—	8,000
Contribution from sponsor	—	—	259,000	—	—	—	259,000
Distributions declared	—	—	—	—	(433,000)	—	(433,000)
Net loss	—	—	—	—	(803,000)	—	(803,000)

BALANCE — March 31, 2010	4,015,410	$40,000	$35,896,000	$—	$(1,517,000)	$1,000	$34,420,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Grubb & Ellis Healthcare REIT II, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2011 and 2010
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(885,000)	$(803,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization (including deferred financing costs, above/below market leases, leasehold interests, debt discount and deferred rent receivable)	2,060,000	18,000
Stock based compensation	11,000	8,000
Bad debt expense	14,000	—
Changes in fair value of derivative financial instruments	(74,000)	—
Changes in operating assets and liabilities:
Accounts and other receivables, net	(77,000)	—
Other assets, net	(309,000)	(70,000)
Accounts payable and accrued liabilities	82,000	234,000
Accounts payable due to affiliates	321,000	(29,000)
Security deposits, prepaid rent and other liabilities	(42,000)	(22,000)

Net cash provided by (used in) operating activities	1,101,000	(664,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of real estate operating properties	(37,636,000)	(9,915,000)
Capital expenditures	(388,000)	—
Restricted cash	(342,000)	(38,000)
Real estate and escrow deposits	(451,000)	(500,000)

Net cash used in investing activities	(38,817,000)	(10,453,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage loans payable	(9,165,000)	—
Borrowings under the line of credit	19,700,000	—
Payments under the line of credit	(24,100,000)	—
Proceeds from issuance of common stock	59,870,000	24,652,000
Deferred financing costs	(84,000)	(19,000)
Repurchase of common stock	(78,000)	—
Contribution from sponsor	—	236,000
Distribution to noncontrolling interests	(1,000)	—
Security deposits	(1,000)	—
Payment of offering costs	(6,437,000)	(2,826,000)
Distributions paid	(1,300,000)	(110,000)

Net cash provided by financing activities	38,404,000	21,933,000

NET CHANGE IN CASH AND CASH EQUIVALENTS	688,000	10,816,000
CASH AND CASH EQUIVALENTS — Beginning of period	6,018,000	13,773,000

CASH AND CASH EQUIVALENTS — End of period	$6,706,000	$24,589,000

	Three Months Ended
	March 31,
	2011	2010

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,032,000	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investing Activities:
Accrued capital expenditures	$412,000	$—
The following represents the increase in certain assets and liabilities in connection with our acquisitions of operating properties:
Other receivables	$174,000	$118,000
Other assets	$42,000	$7,000
Mortgage loans payable, net	$—	$3,025,000
Derivative financial instrument	$—	$310,000
Accounts payable and accrued liabilities	$60,000	$107,000
Security deposits, prepaid rent and other liabilities	$127,000	$81,000
Financing Activities:
Issuance of common stock under the DRIP	$1,288,000	$126,000
Contribution receivable from sponsor	$—	$23,000
Distributions declared but not paid	$1,117,000	$197,000
Accrued offering costs	$653,000	$129,000
Accrued deferred financing costs	$5,000	$7,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Three Months Ended March 31, 2011 and 2010

The use of the words “we,” “us” or “our” refers to Grubb & Ellis Healthcare REIT II, Inc. and its subsidiaries, including Grubb & Ellis Healthcare REIT II Holdings, LP, except where the context otherwise requires.

1.	Organization and Description of Business

Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation, was incorporated on January 7, 2009 and therefore we consider that our date of inception. We were initially capitalized on February 4, 2009. We intend to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. We may also originate and acquire secured loans and real estate-related investments. We generally will seek investments that produce current income. We intend to elect to be treated as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, for federal income tax purposes for our taxable year ended December 31, 2010.

We are conducting a best efforts initial public offering, or our offering, in which we are offering to the public up to 300,000,000 shares of our common stock for $10.00 per share in our primary offering and 30,000,000 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, for $9.50 per share, for a maximum offering of up to $3,285,000,000. The United States Securities and Exchange Commission, or SEC, declared our registration statement effective as of August 24, 2009. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the DRIP. As of March 31, 2011, we had received and accepted subscriptions in our offering for 21,222,108 shares of our common stock, or $211,732,000, excluding shares of our common stock issued pursuant to the DRIP.

We conduct substantially all of our operations through Grubb & Ellis Healthcare REIT II Holdings, LP, or our operating partnership. We are externally advised by Grubb & Ellis Healthcare REIT II Advisor, LLC, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor that has a one-year term that expires June 1, 2011 and is subject to successive one-year renewals upon the mutual consent of the parties. Our advisor supervises and manages our day-to-day operations and selects the properties and real estate-related investments we acquire, subject to the oversight and approval of our board of directors. Our advisor also provides marketing, sales and client services on our behalf. Our advisor engages affiliated entities to provide various services to us. Our advisor is managed by and is a wholly owned subsidiary of Grubb & Ellis Equity Advisors, LLC, or Grubb & Ellis Equity Advisors, which is a wholly owned subsidiary of Grubb & Ellis Company, or Grubb & Ellis, or our sponsor.

We currently operate through three reportable business segments — medical office buildings, hospitals and skilled nursing facilities. As of March 31, 2011, we had completed 16 acquisitions comprising 30 buildings and approximately 995,000 square feet of gross leasable area, or GLA, for an aggregate purchase price of $230,815,000.

2.	Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying condensed consolidated financial statements.

Basis of Presentation

Our accompanying condensed consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly owned

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

subsidiaries and any variable interest entities, or VIEs, as defined, in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 810, Consolidation, or ASC Topic 810, which we have concluded should be consolidated pursuant to ASC Topic 810. We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership, will own substantially all of the properties acquired on our behalf. We are the sole general partner of our operating partnership and as of March 31, 2011 and December 31, 2010 own a 99.99% general partnership interest therein. Our advisor is a limited partner and as of March 31, 2011 and December 31, 2010 owns a 0.01% noncontrolling limited partnership interest in our operating partnership. Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions, the accounts of our operating partnership are consolidated in our condensed consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.

Interim Unaudited Financial Data

Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments, which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such full year results may be less favorable.

In preparing our accompanying condensed consolidated financial statements, management has evaluated subsequent events through the financial statement issuance date. We believe that although the disclosures contained herein are adequate to prevent the information presented from being misleading, our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2010 Annual Report on Form 10-K, as filed with the SEC on March 10, 2011.

Use of Estimates

The preparation of our condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Allowance for Uncollectible Accounts

Tenant receivables and unbilled deferred rent receivables are carried net of an allowance for uncollectible amounts. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. We maintain an allowance for deferred rent receivables arising from the straight line recognition of rents. Such allowance is charged to bad debt expense which is included in general and administrative in our accompanying condensed consolidated statements of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

and current economic conditions and other relevant factors. As of March 31, 2011 and December 31, 2010, we had $19,000 and $5,000, respectively, in allowance for uncollectible accounts which was determined necessary to reduce receivables to our estimate of the amount recoverable. For the three months ended March 31, 2011 and 2010, none of our receivables or deferred rent receivables were directly written off to bad debt expense.

Segment Disclosure

ASC Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about a public entity’s reportable segments. As of March 31, 2011, we operate through three reportable business segments — medical office buildings, hospitals and skilled nursing facilities. With the continued expansion of our portfolio, we believe segregation of our operations into three reporting segments would be useful in assessing the performance of our business in the same way that management intends to review our performance and make operating decisions. Prior to this we operated through one reportable segment. See Note 15, Segment Reporting, for a further discussion.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update, or ASU, 2010-06, Improving Disclosures about Fair Value Measurements, or ASU 2010-06. ASU 2010-06 amends ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, to require additional disclosure and clarify existing disclosure requirements about fair value measurements. ASU 2010-06 requires entities to provide fair value disclosures by each class of assets and liabilities, which may be a subset of assets and liabilities within a line item in the statement of financial position. The additional requirements also include disclosure regarding the amounts and reasons for significant transfers in and out of Level 1 and 2 of the fair value hierarchy and separate presentation of purchases, sales, issuances and settlements of items within Level 3 of the fair value hierarchy. The guidance clarifies existing disclosure requirements regarding the inputs and valuation techniques used to measure fair value for measurements that fall in either Level 2 or Level 3 of the hierarchy. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009 except for the disclosures about purchases, sales, issuances and settlements, which disclosure requirements are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. We adopted ASU 2010-06 on January 1, 2010 and January 1, 2011, as applicable, which only applies to our disclosures on the fair value of financial instruments. The adoption of ASU 2010-06 did not have a material impact on our footnote disclosures. We have provided the applicable disclosures in Note 13, Fair Value of Financial Instruments.

3.	Real Estate Investments

Our investments in our consolidated properties consisted of the following as of March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010

Land	$17,395,000	$14,592,000
Building and improvements	180,208,000	150,813,000

	197,603,000	165,405,000
Less: accumulated depreciation	(3,505,000)	(2,070,000)

	$194,098,000	$163,335,000

Depreciation expense for the three months ended March 31, 2011 and 2010 was $1,444,000 and $16,000, respectively. In addition to the property acquisitions discussed below, for the three months ended March 31, 2011 and 2010 we had capital expenditures of $393,000 and $0, respectively, on our medical office buildings.

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

We reimburse our advisor or its affiliates for acquisition expenses related to selecting, evaluating, acquiring and investing in properties. The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested independent directors. As of March 31, 2011, such fees and expenses did not exceed 6.0% of the purchase price of our acquisitions.

Acquisitions in 2011

During the three months ended March 31, 2011, we completed three acquisitions comprising five buildings from unaffiliated parties. The aggregate purchase price of these properties was $37,373,000 and we paid $1,023,000 in acquisition fees to our advisor or its affiliates in connection with these acquisitions. The following is a summary of our acquisitions for the three months ended March 31, 2011:

							Acquisition Fee
			Date	Ownership	Purchase	Line of	to our Advisor
Property	Location	Type	Acquired	Percentage	Price	Credit(1)	or its Affiliates(2)

Columbia Long-Term Acute Care Hospital(3)	Columbia, MO	Hospital	01/31/11	100%	$12,423,000	$11,000,000	$336,000
St. Anthony North Medical Office Building	Westminster, CO	Medical Office	03/29/11	100%	11,950,000	—	329,000
Loma Linda Pediatric Specialty Hospital	Loma Linda, CA	Skilled Nursing	03/31/11	100%	13,000,000	8,700,000	358,000

Total					$37,373,000	$19,700,000	$1,023,000

(1)	Represents borrowings under our secured revolving line of credit with Bank of America, N.A., or Bank of America, as defined in Note 8, at the time of acquisition. We periodically advance funds and pay down our secured revolving line of credit with Bank of America as needed. See Note 8, Line of Credit, for a further discussion.

(2)	Our advisor or its affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.75% of the contract purchase price for each property acquired.

(3)	On January 31, 2011, we purchased the Columbia Long-Term Acute Care Hospital, which is the fourth hospital comprising the Monument LTACH Portfolio.

Acquisitions in 2010

During the three months ended March 31, 2010, we completed two acquisitions comprising three buildings from unaffiliated parties. The aggregate purchase price of these properties was $13,470,000 and we paid $371,000 in acquisition fees to our advisor or its affiliates in connection with these acquisitions. The following is a summary of our acquisitions for the three months ended March 31, 2010:

						Mortgage	Acquisition Fee
			Date	Ownership	Purchase	Loans	to our Advisor
Property	Location	Type	Acquired	Percentage	Price	Payable(1)	or its Affiliates(2)

Lacombe Medical Office Building	Lacombe, LA	Medical Office	03/05/10	100%	$6,970,000	$—	$192,000
Center for Neurosurgery and Spine	Sartell, MN	Medical Office	03/31/10	100%	6,500,000	3,341,000	179,000

Total					$13,470,000	$3,341,000	$371,000

(1)	Represents the balance of the mortgage loans payable assumed by us or newly placed on the property at the time of acquisition.

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(2)	Our advisor or its affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.75% of the contract purchase price for each property acquired.

4.	Identified Intangible Assets, Net

Identified intangible assets, net consisted of the following as of March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010

In place leases, net of accumulated amortization of $1,360,000 and $1,028,000 as of March 31, 2011 and December 31, 2010, respectively (with a weighted average remaining life of 11.5 years and 11.3 years as of March 31, 2011 and December 31, 2010, respectively)	$15,769,000	$13,245,000
Above market leases, net of accumulated amortization of $178,000 and $121,000 as of March 31, 2011 and December 31, 2010, respectively (with a weighted average remaining life of 9.5 years and 9.6 years as of March 31, 2011 and December 31, 2010, respectively)	1,729,000	1,795,000
Tenant relationships, net of accumulated amortization of $565,000 and $377,000 as of March 31, 2011 and December 31, 2010, respectively (with a weighted average remaining life of 22.0 years and 21.8 years as of March 31, 2011 and December 31, 2010, respectively)	13,609,000	11,912,000
Leasehold interests, net of accumulated amortization of $7,000 and $2,000 as of March 31, 2011 and December 31, 2010, respectively (with a weighted average remaining life of 65.7 years and 62.4 years as of March 31, 2011 and December 31, 2010, respectively)	1,888,000	1,256,000
Master lease, net of accumulated amortization of $152,000 and $95,000 as of March 31, 2011 and December 31, 2010, respectively (with a weighted average remaining life of 1.3 years and 1.6 years as of March 31, 2011 and December 31, 2010, respectively)	304,000	360,000

	$33,299,000	$28,568,000

Amortization expense for the three months ended March 31, 2011 and 2010 was $827,000 and $13,000, respectively, which included $66,000 and $0, respectively, of amortization recorded against rental income for above market leases and $5,000 and $0, respectively, of amortization recorded against rental expenses for leasehold interests in our accompanying condensed consolidated statements of operations.

The aggregated weighted average remaining life of the identified intangible assets is 18.7 years and 17.7 years as of March 31, 2011 and December 31, 2010, respectively. Estimated amortization expense on the identified intangible assets as of March 31, 2011, for the nine months ending December 31, 2011 and for each of the next four years ending December 31 and thereafter, is as follows:

Year	Amount

2011	$2,495,000
2012	3,019,000
2013	2,648,000
2014	2,511,000
2015	2,304,000
Thereafter	20,322,000

$33,299,000

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

5.	Other Assets, Net

Other assets, net consisted of the following as of March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010

Deferred financing costs, net of accumulated amortization of $408,000 and $225,000 as of March 31, 2011 and December 31, 2010, respectively	$1,205,000	$1,390,000
Lease commissions, net of accumulated amortization of $3,000 and $1,000 as of as of March 31, 2011 and December 31, 2010, respectively	304,000	58,000
Deferred rent receivable	1,025,000	576,000
Prepaid expenses and deposits	448,000	345,000

	$2,982,000	$2,369,000

Amortization expense on deferred financing costs and lease commissions for the three months ended March 31, 2011 and 2010 was $249,000 and $0, respectively, of which $247,000 and $0, respectively, of amortization was recorded as interest expense for deferred financing costs in our accompanying condensed consolidated statements of operations. $42,000 of the $247,000 was related to the write-off of deferred financing costs due to the early extinguishment of a mortgage loan payable on Surgical Hospital of Humble. See Note 6, Mortgage Loans Payable, Net, for a further discussion.

Estimated amortization expense on deferred financing costs and lease commissions as of March 31, 2011, for the nine months ending December 31, 2011 and for each of the next four years ending December 31 and thereafter, is as follows:

Year	Amount

2011	$594,000
2012	392,000
2013	89,000
2014	84,000
2015	84,000
Thereafter	266,000

$1,509,000

6.	Mortgage Loans Payable, Net

Mortgage loans payable were $49,483,000 ($49,175,000, net of discount) and $58,648,000 ($58,331,000, net of discount) as of March 31, 2011 and December 31, 2010, respectively.

As of March 31, 2011, we had two fixed rate and three variable rate mortgage loans payable with effective interest rates ranging from 1.35% to 6.00% per annum and a weighted average effective interest rate of 5.01% per annum. As of March 31, 2011, we had $12,286,000 ($12,266,000, net of discount) of fixed rate debt, or 24.8% of mortgage loans payable, at a weighted average effective interest rate of 5.96% per annum and $37,197,000 ($36,909,000, net of discount) of variable rate debt, or 75.2% of mortgage loans payable, at a weighted average effective interest rate of 4.70% per annum.

As of December 31, 2010, we had two fixed rate and four variable rate mortgage loans payable with effective interest rates ranging from 1.36% to 6.00% per annum and a weighted average effective interest rate of 5.12% per annum. As of December 31, 2010, we had $12,354,000 ($12,332,000, net of discount) of fixed rate debt, or 21.1% of mortgage loans payable, at a weighted average effective interest rate of 5.96% per

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

annum and $46,294,000 ($45,999,000, net of discount) of variable rate debt, or 78.9% of mortgage loans payable, at a weighted average effective interest rate of 4.90% per annum.

Most of the mortgage loans payable may be prepaid and in some cases subject to a prepayment premium. We are required by the terms of certain loan documents to meet certain covenants, such as occupancy ratios, leverage ratios, net worth ratios, debt service coverage ratios, liquidity ratios, operating cash flow to fixed charges ratios, distribution ratios and reporting requirements. As of March 31, 2011 and December 31, 2010, we were in compliance with all such requirements.

Mortgage loans payable, net consisted of the following as of March 31, 2011 and December 31, 2010:

	Interest
Property	Rate(1)	Maturity Date	March 31, 2011	December 31, 2010

Fixed Rate Debt:
Highlands Ranch Medical Pavilion	5.88%	11/11/12	$4,360,000	$4,383,000
Pocatello East Medical Office Building	6.00%	10/01/20	7,926,000	7,971,000

			12,286,000	12,354,000
Variable Rate Debt:
Center for Neurosurgery and Spine(2)	1.35%	08/15/21 (callable)	3,130,000	3,184,000
Virginia Skilled Nursing Facility Portfolio(3)	5.50%	03/14/12	26,810,000	26,810,000
Surgical Hospital of Humble(4)	5.75%	12/09/11	—	9,000,000
Lawton Medical Office Building Portfolio	3.16%	01/01/16	7,257,000	7,300,000

			37,197,000	46,294,000

Total fixed and variable rate debt			49,483,000	58,648,000
Less: discount			(308,000)	(317,000)

Mortgage loans payable, net			$49,175,000	$58,331,000

(1)	Represents the per annum interest rate in effect as of March 31, 2011.

(2)	The mortgage loan payable requires monthly principal and interest payments and is due August 15, 2021; however, the principal balance is immediately due upon written request from the seller confirming that the seller agrees to pay the interest rate swap termination amount, if any. Additionally, the seller guarantors agreed to retain their guaranty obligations with respect to the mortgage loan and the interest rate swap agreement. We, the seller and the seller guarantors have also agreed to indemnify the other parties for any liability caused by a party’s breach or nonperformance of obligations under the loan.

(3)	Represents a bridge loan we secured from KeyBank National Association which matures on March 14, 2012 or until such time that we are able to pay such bridge loan in full by obtaining a Federal Housing Association Mortgage loan. The maturity date may be extended by one six-month period subject to satisfaction of certain conditions.

(4)	As of December 31, 2010, we had an outstanding mortgage loan payable balance of $9,000,000, which was subsequently paid in full in March 2011 with no prepayment penalties assessed per the terms of the mortgage agreement. In connection with the early extinguishment we wrote off $42,000 in deferred financing costs, which is included in interest expense in our accompanying condensed consolidated statements of operations.

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

The principal payments due on our mortgage loans payable as of March 31, 2011, for the nine months ending December 31, 2011 and for each of the next four years ending December 31 and thereafter, is as follows:

Year	Amount

2011	$3,440,000
2012	31,439,000
2013	341,000
2014	341,000
2015	341,000
Thereafter	13,581,000

$49,483,000

7.	Derivative Financial Instrument

ASC Topic 815, Derivatives and Hedging, or ASC Topic 815, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We utilize derivatives such as fixed interest rate swaps to add stability to interest expense and to manage our exposure to interest rate movements. Consistent with ASC Topic 815, we record derivative financial instruments in our accompanying condensed consolidated balance sheets as either an asset or a liability measured at fair value. ASC Topic 815 permits special hedge accounting if certain requirements are met. Hedge accounting allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged item(s) or to be deferred in other comprehensive income.

As of March 31, 2011, no derivatives were designated as fair value hedges or cash flow hedges. Derivatives not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements of ASC Topic 815. Changes in the fair value of derivative financial instruments are recorded as a component of interest expense in gain (loss) in fair value of derivative financial instruments in our accompanying condensed consolidated statements of operations. For the three months ended March 31, 2011 and 2010, we recorded $74,000 and $0, respectively, as a decrease to interest expense in our accompanying condensed consolidated statements of operations related to the change in the fair value of our derivative financial instruments.

The following table lists the derivative financial instruments held by us as of March 31, 2011:

		Interest			Maturity
Notional Amount	Index	Rate	Fair Value	Instrument	Date

$3,130,000	one month LIBOR	6.00%	$(330,000)	Swap	08/15/21
7,257,000	one month LIBOR	4.41%	(49,000)	Swap	01/01/14

$10,387,000			$(379,000)

The following table lists the derivative financial instruments held by us as of December 31, 2010:

		Interest			Maturity
Notional Amount	Index	Rate	Fair Value	Instrument	Date

$3,184,000	one month LIBOR	6.00%	$(372,000)	Swap	08/15/21
7,300,000	one month LIBOR	4.41%	(81,000)	Swap	01/01/14

$10,484,000			$(453,000)

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

See Note 13, Fair Value of Financial Instruments, for a further discussion of the fair value of our derivative financial instruments.

8.	Line of Credit

On July 19, 2010, we entered into a loan agreement with Bank of America, or the Bank of America Loan Agreement, to obtain a secured revolving credit facility with an aggregate maximum principal amount of $25,000,000, or the line of credit. The actual amount of credit available under the line of credit at any given time is a function of, and is subject to, certain loan to cost, loan to value and debt service coverage ratios contained in the Bank of America Loan Agreement. The line of credit matures on July 19, 2012 and may be extended by one 12-month period subject to satisfaction of certain conditions, including payment of an extension fee.

Any loan made under the line of credit shall bear interest at per annum rates equal to either: (i) the daily floating London Interbank Offered Rate, or LIBOR, plus 3.75%, subject to a minimum interest rate floor of 5.00% per annum, or (ii) or if the daily floating LIBOR rate is not available, a base rate which means, for any day, a fluctuating rate per annum equal to the prime rate for such day plus 3.75%, subject to a minimum interest rate floor of 5.00% per annum.

The Bank of America Loan Agreement contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including limitations on the incurrence of debt and limitations on distributions by properties that serve as collateral for the line of credit in the event of default. The Bank of America Loan Agreement also provides that an event of default under any other unsecured or recourse debt that we have in excess of $5,000,000 shall constitute an event of default under the Bank of America Loan Agreement. The Bank of America Loan Agreement also imposes the following financial covenants: (i) minimum liquidity thresholds; (ii) a minimum ratio of operating cash flow to fixed charges; (iii) a maximum ratio of liabilities to asset value; (iv) a maximum distribution covenant; and (v) a minimum tangible net worth covenant. In the event of default, Bank of America has the right to terminate its obligations under the Bank of America Loan Agreement, including the funding of future loans and to accelerate the payment on any unpaid principal amount of all outstanding loans and interest thereon and may seek foreclosure on any properties securing the line of credit. As of March 31, 2011 and December 31, 2010, we were in compliance with all such covenants and requirements.

As of March 31, 2011 and December 31, 2010, our aggregate borrowing capacity under the line of credit was $25,000,000 and $22,600,000, respectively, and borrowings under the line of credit totaled $7,400,000 and $11,800,000, respectively. As of March 31, 2011 and December 31, 2010, $17,600,000 and $10,800,000, respectively, remained available under the line of credit. The weighted-average interest rate of borrowings as of March 31, 2011 and December 31, 2010 was 5.00% per annum. The line of credit is secured by Lacombe Medical Office Building, Parkway Medical Center, Livingston Medical Arts Pavilion, St. Vincent Medical Office Building, Sylva Medical Office Building and Ennis Medical Office Building as of March 31, 2011.

On May 4, 2011, we entered into an agreement with Bank of America to modify the line of credit. For a further discussion of the modification of the line of credit, see Note 18, Subsequent Events — Line of Credit Modification.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

9.	Identified Intangible Liabilities, Net

Identified intangible liabilities, net consisted of the following as of March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010

Below market leases, net of accumulated amortization of $55,000 and $42,000 as of March 31, 2011 and December 31, 2010, respectively (with a weighted average remaining life of 17.1 years and 16.9 years as of March 31, 2011 and December 31, 2010, respectively)	$481,000	$502,000

Amortization expense on below market leases for the three months ended March 31, 2011 and 2010 was $21,000 and $0, respectively. Amortization expense on below market leases is recorded to rental income in our accompanying condensed consolidated statements of operations.

Estimated amortization expense on below market leases as of March 31, 2011, for the nine months ending December 31, 2011 and for each of the next four years ending December 31 and thereafter, is as follows:

Year	Amount

2011	$61,000
2012	72,000
2013	25,000
2014	17,000
2015	17,000
Thereafter	289,000

$481,000

10.	Commitments and Contingencies

Litigation

We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Environmental Matters

We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other Organizational and Offering Expenses

Our organizational and offering expenses, other than selling commissions and the dealer manager fee, are being paid by our advisor or its affiliates on our behalf. Other organizational and offering expenses include all expenses (other than selling commissions and the dealer manager fee which generally represent 7.0% and 3.0%, respectively, of our gross offering proceeds) to be paid by us in connection with our offering. These other organizational and offering expenses will only become our liability to the extent they do not exceed 1.0% of the gross proceeds from the sale of shares of our common stock in our offering, other than shares of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

our common stock sold pursuant to the DRIP. As of March 31, 2011 and December 31, 2010, our advisor and its affiliates had incurred expenses on our behalf of $2,737,000 and $2,701,000, respectively, in excess of 1.0% of the gross proceeds of our offering, and therefore, these expenses are not recorded in our accompanying condensed consolidated financial statements as of March 31, 2011 and December 31, 2010. To the extent we raise additional funds from our offering, these amounts may become our liability.

When recorded by us, other organizational expenses will be expensed as incurred, and offering expenses are charged to stockholders’ equity as such amounts are reimbursed to our advisor or its affiliates from the gross proceeds of our offering. See Note 11, Related Party Transactions — Offering Stage, for a further discussion of other organizational and offering expenses.

Other

Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.

11.	Related Party Transactions

Fees and Expenses Paid to Affiliates

All of our executive officers and our non-independent directors are also executive officers and employees and/or holders of a direct or indirect interest in our advisor, our sponsor, Grubb & Ellis Equity Advisors or other affiliated entities. We entered into the Advisory Agreement with our advisor and a dealer manager agreement with Grubb & Ellis Securities, Inc., or Grubb & Ellis Securities, or our dealer manager. Effective as of April 19, 2011, the dealer manager agreement with Grubb & Ellis Securities was assigned to, and assumed by, Grubb & Ellis Capital Corporation, a wholly owned subsidiary of our sponsor. These agreements entitle our advisor, our dealer manager and their affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. In the aggregate, for the three months ended March 31, 2011 and 2010, we incurred $8,393,000 and $3,082,000, respectively, to our advisor or its affiliates as detailed below.

Offering Stage

Selling Commissions

Our dealer manager receives selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager may re-allow all or a portion of these fees to participating broker-dealers. For the three months ended March 31, 2011 and 2010, we incurred $4,069,000 and $1,686,000, respectively, in selling commissions to our dealer manager. Such commissions are charged to stockholders’ equity as such amounts are reimbursed to our dealer manager from the gross proceeds of our offering.

Dealer Manager Fee

Our dealer manager receives a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager may re-allow all or a portion of these fees to participating broker-dealers. For the three months ended March 31, 2011 and 2010, we incurred $1,796,000 and $740,000, respectively, in dealer manager fees to our dealer manager or its affiliates. Such fees and reimbursements are charged to stockholders’ equity as such amounts are reimbursed to our dealer manager or its affiliates from the gross proceeds of our offering.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Other Organizational and Offering Expenses

Our organizational and offering expenses are paid by our advisor or Grubb & Ellis Equity Advisors on our behalf. Our advisor or Grubb & Ellis Equity Advisors are reimbursed for actual expenses incurred up to 1.0% of the gross offering proceeds from the sale of shares of our common stock in our offering other than shares of our common stock sold pursuant to the DRIP. For the three months ended March 31, 2011 and 2010, we incurred $600,000 and $247,000, respectively, in offering expenses to our advisor or Grubb & Ellis Equity Advisors. Other organizational expenses are expensed as incurred, and offering expenses are charged to stockholders’ equity as such amounts are reimbursed to our advisor or Grubb & Ellis Equity Advisors from the gross proceeds of our offering.

Acquisition and Development Stage

Acquisition Fee

Our advisor or its affiliates receive an acquisition fee of up to 2.75% of the contract purchase price for each property we acquire or 2.0% of the origination or acquisition price for any real estate-related investment we originate or acquire. Our advisor or its affiliates are entitled to receive these acquisition fees for properties and real estate-related investments we acquire with funds raised in our offering, including acquisitions completed after the termination of the Advisory Agreement, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions.

For the three months ended March 31, 2011 and 2010, we incurred $1,023,000 and $371,000, respectively, in acquisition fees to our advisor or its affiliates. Acquisition fees in connection with the acquisition of properties are expensed as incurred in accordance with ASC Topic 805, Business Combinations, or ASC Topic 805, and are included in acquisition related expenses in our accompanying condensed consolidated statements of operations.

Development Fee

Our advisor or its affiliates receive, in the event our advisor or its affiliates provide development-related services, a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; however, we will not pay a development fee to our advisor or its affiliates if our advisor elects to receive an acquisition fee based on the cost of such development.

For the three months ended March 31, 2011 and 2010, we did not incur any development fees to our advisor or its affiliates.

Reimbursement of Acquisition Expenses

Our advisor or its affiliates are reimbursed for acquisition expenses related to selecting, evaluating and acquiring assets, which will be reimbursed regardless of whether an asset is acquired. The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested independent directors. As of March 31, 2011, such fees and expenses did not exceed 6.0% of the purchase price or total development costs.

For the three months ended March 31, 2011 and 2010, we incurred $8,000 and $8,000, respectively, in acquisition expenses to our advisor or its affiliates. Reimbursements of acquisition expenses are expensed as incurred in accordance with ASC Topic 805 and are included in acquisition related expenses in our accompanying condensed consolidated statements of operations.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Operational Stage

Asset Management Fee

Our advisor or its affiliates are paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.85% of average invested assets, subject to our stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of average invested capital. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate properties and real estate-related investments, before deducting depreciation, amortization, bad debt and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation; and average invested capital means, for a specified period, the aggregate issue price of shares of our common stock purchased by our stockholders, reduced by distributions of net sales proceeds by us to our stockholders and by any amounts paid by us to repurchase shares of our common stock pursuant to our share repurchase plan.

For the three months ended March 31, 2011 and 2010, we incurred $440,000 and $5,000, respectively, in asset management fees to our advisor or its affiliates, which is included in general and administrative in our accompanying condensed consolidated statements of operations.

Property Management Fee

Our advisor or its affiliates are paid a monthly property management fee of up to 4.0% of the gross monthly cash receipts from each property managed by our advisor or its affiliates. Our advisor or its affiliates may sub-contract its duties to any third-party, including for fees less than the property management fees payable to our advisor, or its affiliates. In addition to the above property management fee, for each property managed directly by entities other than our advisor or its affiliates, we will pay our advisor or its affiliates a monthly oversight fee of up to 1.0% of the gross cash receipts from the property; provided however, that in no event will we pay both a property management fee and an oversight fee to our advisor or its affiliates with respect to the same property.

For the three months ended March 31, 2011 and 2010, we incurred $120,000 and $2,000, respectively, in property management fees and oversight fees to our advisor or its affiliates, which is included in rental expenses in our accompanying condensed consolidated statements of operations.

On-site Personnel and Engineering Payroll

For the three months ended March 31, 2011 and 2010, our advisor or its affiliates incurred on our behalf $24,000 and $0, respectively, in payroll for on-site personnel and engineering, which is included in rental expenses in our accompanying condensed consolidated statements of operations.

Lease Fees

We may pay our advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 8.0% of the gross revenues generated during the initial term of the lease.

For the three months ended March 31, 2011 and 2010, we incurred $248,000 and $0, respectively, in lease fees to our advisor or its affiliates, which is capitalized as lease commissions and included in other assets, net in our accompanying condensed consolidated balance sheets.

Grubb & Ellis Healthcare REIT II, Inc.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Construction Management Fee

In the event that our advisor or its affiliates assist with planning and coordinating the construction of any capital or tenant improvements, our advisor or its affiliates will be paid a construction management fee of up to 5.0% of the cost of such improvements. For the three months ended March 31, 2011 and 2010, we did not incur any construction management fees to our advisor or its affiliates. Construction management fees are capitalized as part of the associated asset and included in operating properties, net on our accompanying condensed consolidated balance sheets.

Operating Expenses

We reimburse our advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we cannot reimburse our advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of: (i) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (ii) 25.0% of our net income, as defined in the Advisory Agreement, unless our independent directors determine that such excess expenses are justified based on unusual and nonrecurring factors. For the 12 months ended March 31, 2011, our operating expenses did not exceed this limitation. Our operating expenses as a percentage of average invested assets and as a percentage of net income were 1.7% and 141.0%, respectively, for the 12 months ended March 31, 2011.

For the three months ended March 31, 2011 and 2010, Grubb & Ellis Equity Advisors incurred operating expenses on our behalf of $9,000 and $9,000, respectively, which is included in general and administrative in our accompanying condensed consolidated statements of operations.

Related Party Services Agreement

We entered into a services agreement, effective September 21, 2009, or the Transfer Agent Services Agreement, with Grubb & Ellis Equity Advisors, Transfer Agent, LLC, formerly known as Grubb & Ellis Investor Solutions, LLC, or our transfer agent, for transfer agent and investor services. The Transfer Agent Services Agreement has an initial one-year term and shall thereafter automatically be renewed for successive one-year terms. Since our transfer agent is an affiliate of our advisor, the terms of the Transfer Agent Services Agreement were approved and determined by a majority of our directors, including a majority of our independent directors, as fair and reasonable to us and at fees which are no greater than that which would be paid to an unaffiliated third party for similar services. The Transfer Agent Services Agreement requires our transfer agent to provide us with a 180 day advance written notice for any termination, while we have the right to terminate upon 60 days advance written notice.

For the three months ended March 31, 2011 and 2010, we incurred expenses of $49,000 and $14,000, respectively, for investor services that our transfer agent provided to us, which is included in general and administrative in our accompanying condensed consolidated statements of operations.

For the three months ended March 31, 2011 and 2010, Grubb & Ellis Equity Advisors incurred expenses of $20,000 and $10,000, respectively, for subscription agreement processing services that our transfer agent provided to us. As an other organizational and offering expense, these subscription agreement processing expenses will only become our liability to the extent cumulative other organizational and offering expenses do not exceed 1.0% of the gross proceeds from the sale of shares of our common stock in our offering, other than shares of our common stock sold pursuant to the DRIP.

Compensation for Additional Services

Our advisor or its affiliates are paid for services performed for us other than those required to be rendered by our advisor or its affiliates under the Advisory Agreement. The rate of compensation for these services

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

must be approved by a majority of our board of directors, including a majority of our independent directors, and cannot exceed an amount that would be paid to unaffiliated third parties for similar services. For the three months ended March 31, 2011 and 2010, we incurred expenses of $7,000 and $0, respectively, for internal controls compliance services our advisor or its affiliates provided to us.

Liquidity Stage

Disposition Fees

For services relating to the sale of one or more properties, our advisor or its affiliates will be paid a disposition fee up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board of directors, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the three months ended March 31, 2011 and 2010, we did not incur any disposition fees to our advisor or its affiliates.

Subordinated Participation Interest

Subordinated Distribution of Net Sales Proceeds

In the event of liquidation, our advisor will be paid a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the net proceeds from the sales of properties, after distributions to our stockholders, in the aggregate, of (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) plus (ii) an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock, as adjusted for distributions of net sale proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the three months ended March 31, 2011 and 2010, we did not incur any such distributions to our advisor.

Subordinated Distribution upon Listing

Upon the listing of shares of our common stock on a national securities exchange, our advisor will be paid a distribution equal to 15.0% of the amount by which (i) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the date of listing. Actual amounts to be received depend upon the market value of our outstanding stock at the time of listing among other factors. For the three months ended March 31, 2011 and 2010, we did not incur any such distributions to our advisor.

Subordinated Distribution Upon Termination

Upon termination or non-renewal of the Advisory Agreement, our advisor will be entitled to a subordinated distribution from our operating partnership equal to 15.0% of the amount, if any, by which (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash that, if distributed to them as of the termination date, would have provided them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination date. In addition, our advisor may elect to defer its right to receive a

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

subordinated distribution upon termination until either a listing or other liquidity event, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive, in exchange for their shares of our common stock, shares of a company that are traded on a national securities exchange.

As of March 31, 2011 and December 31, 2010, we had not recorded any charges to earnings related to the subordinated distribution upon termination.

Accounts Payable Due to Affiliates

The following amounts were outstanding to affiliates as of March 31, 2011 and December 31, 2010:

Fee	March 31, 2011	December 31, 2010

Selling commissions and dealer manager fees	$545,000	$539,000
Lease commissions	236,000	5,000
Asset and property management fees	202,000	166,000
Offering costs	108,000	86,000
Operating expenses	60,000	16,000
On-site personnel and engineering payroll	9,000	7,000
Acquisition expenses	8,000	—
Construction management fees	5,000	21,000

	$1,173,000	$840,000

12. Equity

Preferred Stock

Our charter authorizes us to issue 200,000,000 shares of our $0.01 par value preferred stock. As of March 31, 2011 and December 31, 2010, no shares of preferred stock were issued and outstanding.

Common Stock

We are offering and selling to the public up to 300,000,000 shares of our common stock, par value $0.01 per share, for $10.00 per share and up to 30,000,000 shares of our common stock, par value $0.01 per share, to be issued pursuant to the DRIP for $9.50 per share. Our charter authorizes us to issue 1,000,000,000 shares of our common stock.

On February 4, 2009, our advisor purchased 20,000 shares of common stock for total cash consideration of $200,000 and was admitted as the initial stockholder. We used the proceeds from the sale of shares of our common stock to our advisor to make an initial capital contribution to our operating partnership.

On October 21, 2009, we granted an aggregate of 15,000 shares of our restricted common stock to our independent directors. On June 8, 2010, in connection with their re-election, we granted an aggregate of 7,500 shares of our restricted common stock to our independent directors. Through March 31, 2011, we had issued 21,222,108 shares of our common stock in connection with our offering and 344,516 shares of our common stock pursuant to the DRIP, and we had also repurchased 29,500 shares of our common stock under our share repurchase plan. As of March 31, 2011 and December 31, 2010, we had 21,579,624 and 15,452,668 shares of our common stock issued and outstanding.

Noncontrolling Interests

On February 4, 2009, our advisor made an initial capital contribution of $2,000 to our operating partnership in exchange for 200 partnership units.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

As of March 31, 2011 and December 31, 2010, we owned a 99.99% general partnership interest in our operating partnership and our advisor owned a 0.01% limited partnership interest in our operating partnership. As such, 0.01% of the earnings of our operating partnership are allocated to noncontrolling interests, subject to certain limitations.

In addition, as of March 31, 2011 and December 31, 2010, we owned a 98.75% interest in the consolidated limited liability company that owns Pocatello East Medical Office Building, or the Pocatello East MOB property, that was purchased on July 27, 2010. As such, 1.25% of the earnings of the Pocatello East MOB property are allocated to noncontrolling interests.

Distribution Reinvestment Plan

We adopted the DRIP that allows stockholders to purchase additional shares of our common stock through the reinvestment of distributions, subject to certain conditions. We have registered and reserved 30,000,000 shares of our common stock for sale in our offering pursuant to the DRIP. For the three months ended March 31, 2011 and 2010, $1,288,000 and $126,000, respectively, in distributions were reinvested and 135,561 and 13,214 shares of our common stock, respectively, were issued pursuant to the DRIP. As of March 31, 2011 and December 31, 2010, a total of $3,273,000 and $1,985,000, respectively, in distributions were reinvested and 344,516 and 208,955 shares of our common stock, respectively, were issued pursuant to the DRIP.

Share Repurchase Plan

Our board of directors has approved a share repurchase plan. Our share repurchase plan allows for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors. All repurchases are subject to a one-year holding period, except for repurchases made in connection with a stockholder’s death or “qualifying disability,” as defined in our share repurchase plan. Subject to the availability of the funds for share repurchases, we will limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder will not be subject to this cap. Funds for the repurchase of shares of our common stock will come exclusively from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to the DRIP.

Under our share repurchase plan, repurchase prices range from $9.25, or 92.5% of the price paid per share, following a one year holding period to an amount not less than 100% of the price paid per share following a four year holding period. However, if shares of our common stock are to be repurchased in connection with a stockholder’s death or qualifying disability, the repurchase price will be no less than 100% of the price paid to acquire the shares of our common stock from us. In order to effect the repurchase of shares of our common stock held for less than one year due to the death of a stockholder or a stockholder with a qualifying disability, we must receive written notice within one year after the death of the stockholder or the stockholder’s qualifying disability, as applicable. Furthermore, our share repurchase plan provides that if there are insufficient funds to honor all repurchase requests, pending requests will be honored among all requests for repurchase in any given repurchase period, as follows: first, pro rata as to repurchases sought upon a stockholder’s death; next, pro rata as to repurchases sought by stockholders with a qualifying disability; and, finally, pro rata as to other repurchase requests.

For the three months ended March 31, 2011, we received share repurchase requests and repurchased 8,500 shares of our common stock for an aggregate of $78,000 at an average repurchase price of $9.25 per share, using proceeds we received from the sale of shares of our common stock pursuant to the DRIP. We did not receive any share repurchase requests for the three months ended March 31, 2010. As of March 31, 2011 and December 31, 2010, we had received share repurchase requests and had repurchased 29,500 shares of our

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

common stock for an aggregate of $288,000 at an average price of $9.78 per share and 21,000 shares of our common stock for an aggregate of $210,000 at an average price of $10.00 per share, respectively, using proceeds we received from the sale of shares of our common stock pursuant to the DRIP.

2009 Incentive Plan

We adopted the 2009 Incentive Plan, or our incentive plan, pursuant to which our board of directors or a committee of our independent directors may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 2,000,000.

On October 21, 2009, we granted an aggregate of 15,000 shares of restricted common stock, as defined in our incentive plan, to our independent directors in connection with their initial election to our board of directors, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. On June 8, 2010, in connection with their re-election, we granted an aggregate of 7,500 shares of our restricted common stock, as defined in our incentive plan, to our independent directors, which will vest over the same period described above. The fair value of each share of restricted common stock was estimated at the date of grant at $10.00 per share, the per share price of shares in our offering, and with respect to the initial 20.0% of shares that vested on the grant date, expensed as compensation immediately, and with respect to the remaining shares, amortized on a straight-line basis over the vesting period. Shares of restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of restricted common stock have full voting rights and rights to dividends. For the three months ended March 31, 2011 and 2010, we recognized compensation expense of $11,000 and $8,000, respectively, related to the restricted common stock grants ultimately expected to vest. ASC Topic 718, Compensation — Stock Compensation, requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the three months ended March 31, 2011 and 2010, we did not assume any forfeitures. Stock compensation expense is included in general and administrative in our accompanying condensed consolidated statements of operations.

As of March 31, 2011 and December 31, 2010, there was $125,000 and $136,000, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested shares of our restricted common stock. This expense is expected to be recognized over a remaining weighted average period of 2.81 years.

As of March 31, 2011 and December 31, 2010, the fair value of the nonvested shares of restricted common stock was $150,000. A summary of the status of the nonvested shares of our restricted common stock as of March 31, 2011 and December 31, 2010, and the changes for the three months ended March 31, 2011, is presented below:

		Weighted
		Average Grant
	Number of Nonvested Shares of	Date Fair
	our Restricted Common Stock	Value

Balance — December 31, 2010	15,000	$10.00
Granted	—	—
Vested	—	—
Forfeited	—	—

Balance — March 31, 2011	15,000	$10.00

Expected to vest — March 31, 2011	15,000	$10.00

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

13. Fair Value of Financial Instruments

Financial Instruments Reported at Fair Value

Derivative Financial Instruments

We use interest rate swaps to manage interest rate risk associated with floating rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC Topic 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although we have determined that the majority of the inputs used to value our interest rate swaps fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with this instrument utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparty. However, as of March 31, 2011, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative position and have determined that the credit valuation adjustments are not significant to the overall valuation of our interest rate swaps. As a result, we have determined that our interest rate swaps valuation in its entirety is classified in Level 2 of the fair value hierarchy.

Assets and liabilities at fair value

The table below presents our assets and liabilities measured at fair value on a recurring basis as of March 31, 2011, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in
	Active Markets for		Significant
	Identical Assets	Significant Other	Unobservable
	and Liabilities	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Liabilities:
Derivative financial instruments	$—	$379,000	$—	$379,000

Total liabilities at fair value	$—	$379,000	$—	$379,000

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in
	Active Markets for		Significant
	Identical Assets	Significant Other	Unobservable
	and Liabilities	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Liabilities:
Derivative financial instruments	$—	$453,000	$—	$453,000

Total liabilities at fair value	$—	$453,000	$—	$453,000

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

Financial Instruments Disclosed at Fair Value

ASC Topic 825, Financial Instruments, requires disclosure of the fair value of financial instruments, whether or not recognized on the face of the balance sheets. Fair value is defined under ASC Topic 820.

Our accompanying condensed consolidated balance sheets include the following financial instruments: cash and cash equivalents, restricted cash, real estate and escrow deposits, accounts and other receivables, net, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable, net and borrowings under the line of credit.

We consider the carrying values of cash and cash equivalents, restricted cash, real estate and escrow deposits, accounts and other receivables, net and accounts payable and accrued liabilities to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable.

The fair value of the mortgage loans payable and the line of credit is estimated using a discounted cash flow analysis using borrowing rates available to us for debt instruments with similar terms and maturities. As of March 31, 2011 and December 31, 2010, the fair value of the mortgage loans payable were $49,351,000 and $59,246,000, respectively, compared to the carrying value of $49,175,000 and $58,331,000, respectively. The fair value of the line of credit as of March 31, 2011 and December 31, 2010 was $7,499,000 and $12,070,000, respectively, compared to a carrying value of $7,400,000 and $11,800,000, respectively.

14. Business Combinations

2011

For the three months ended March 31, 2011, we completed three acquisitions comprising five buildings and 125,000 square feet of GLA. The aggregate purchase price was $37,373,000, plus closing costs and acquisition fees of $1,164,000, which are included in acquisition related expenses in our accompanying condensed consolidated statements of operations. See Note 3, Real Estate Investments, for a listing of the properties acquired, acquisition dates and the amount of financing initially incurred or assumed in connection with such acquisitions.

Results of operations for the property acquisitions are reflected in our accompanying condensed consolidated statements of operations for the three months ended March 31, 2011 for the periods subsequent to the acquisition dates. For the period from the acquisition date through March 31, 2011, we recognized the following amounts of revenues and net income (loss) for the property acquisitions:

Property	Revenues	Net Income

Columbia Long-Term Acute Care Hospital	$248,000	$155,000
St. Anthony North Denver Medical Office Building	$17,000	$7,000
Loma Linda Pediatric Specialty Hospital	$4,000	$—

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

The fair value of our three properties at the time of acquisition is shown below:

	Columbia Long-Term	St. Anthony North Denver	Loma Linda Pediatric
	Acute Care Hospital	Medical Office Building	Specialty Hospital

Land	$1,433,000	$—	$1,370,000
Building and improvements	9,607,000	9,543,000	9,862,000
In-place leases	967,000	905,000	1,164,000
Tenant relationships	416,000	864,000	604,000
Leasehold interest	—	638,000	—

Total assets acquired	12,423,000	11,950,000	13,000,000

Total liabilities assumed	—	—	—

Net assets acquired	$12,423,000	$11,950,000	$13,000,000

Assuming the property acquisitions in 2011 discussed above had occurred on January 1, 2010, for the three months ended March 31, 2011 and 2010, pro forma revenues, net income (loss), net income (loss) attributable to controlling interest and net income (loss) per common share attributable to controlling interest — basic and diluted would have been as follows:

	Three Months Ended
	March 31,
	2011	2010

Revenues	$6,957,000	$1,280,000
Net income (loss)	$542,000	$(399,000)
Net income (loss) attributable to controlling interest	$542,000	$(399,000)
Net income (loss) per common share attributable to controlling interest — basic and diluted	$0.02	$(0.07)

The pro forma adjustments assume that the offering proceeds, at a price of $10.00 per share, net of offering costs were raised as of January 1, 2010. In addition, as acquisition related expenses related to the acquisitions are not expected to have a continuing impact, they have been excluded from the pro forma results. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

2010

For the three months ended March 31, 2010, we completed two acquisitions comprising three buildings and 71,000 square feet of GLA. The aggregate purchase price was $13,470,000, plus closing costs and acquisition fees of $505,000, which are included in acquisition related expenses in our accompanying condensed consolidated statements of operations. See Note 3, Real Estate Investments, for a listing of the properties acquired, the acquisition dates and the amount of financing initially incurred or assumed in connection with such acquisitions.

Results of operations for the property acquisitions are reflected in our accompanying condensed consolidated statements of operations for the three months ended March 31, 2010 for the periods subsequent

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

to the acquisition dates. For the period from the acquisition date through March 31, 2010, we recognized the following amounts of revenues and net income (loss) for the property acquisitions:

Property	Revenues	Net Income (Loss)

Lacombe Medical Office Building	$60,000	$15,000
Center for Neurosurgery and Spine	$1,000	$(1,000)

The fair value of our two properties at the time of acquisition is shown below:

	Lacombe Medical Office	Center for
	Building	Neurosurgery and Spine

Land	$409,000	$319,000
Building and improvements	5,438,000	4,689,000
In-place leases	512,000	575,000
Tenant relationships	458,000	585,000
Above market leases	—	327,000

Total assets acquired	6,817,000	6,495,000

Mortgage loan payables, net	—	(3,025,000)
Derivative financial instrument	—	(310,000)

Total liabilities assumed	—	(3,335,000)

Net assets acquired	$6,817,000	$3,160,000

Assuming the property acquisitions in 2010 discussed above had occurred on January 1, 2010, for the three months ended March 31, 2010, pro forma revenues, net loss, net loss attributable to controlling interest and net loss per common share attributable to controlling interest — basic and diluted would have been as follows:

Three Months Ended
March 31, 2010

Revenues	$319,000
Net loss	$(876,000)
Net loss attributable to controlling interest	$(876,000)
Net loss per common share attributable to controlling interest — basic and diluted	$(0.33)

The pro forma adjustments assume that the debt proceeds and the offering proceeds, at a price of $10.00 per share, net of offering costs were raised as of January 1, 2010. In addition, as acquisition related expenses related to the acquisitions are not expected to have a continuing impact, they have been excluded from the pro forma results. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

15. Segment Reporting

As of March 31, 2011, we evaluated our business and made resource allocations based on three business segments — medical office buildings, hospitals and skilled nursing facilities. Our medical office buildings are typically leased to multiple tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Our hospital investments are primarily single tenant properties which lease the facilities to unaffiliated tenants under “triple-net” and generally “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

expenditures) to the tenant. Our skilled nursing facilities are acquired and similarly structured as our hospital investments. The accounting policies of these segments are the same as those described in Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K, as filed with the SEC on March 10, 2011. There are no intersegment sales or transfers.

We evaluate performance based upon net operating income of the combined properties in each segment. We define net operating income, a non-GAAP financial measure, as total revenues, less rental expenses. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment profit serves as a useful supplement to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis. Segment profit should not be considered as an alternative to net income (loss) determined in accordance with GAAP as an indicator of our financial performance, and, accordingly, we believe that in order to facilitate a clear understanding of our consolidated historical operating results, segment profit should be examined in conjunction with net income (loss) as presented in our Consolidated Financial Statements and data included elsewhere in this Quarterly Report on Form 10-Q.

Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.

Non-segment assets primarily consist of corporate assets including cash and cash equivalents, real estate and escrow deposits, deferred financing costs and other assets not attributable to individual properties.

Summary information for the reportable segments during the three months ended March 31, 2011 and 2010 is as follows:

	Medical Office		Skilled Nursing	Three Months Ended
	Buildings	Hospitals	Facilities	March 31, 2011

Revenue:
Rental income	$3,124,000	$1,708,000	$1,175,000	$6,007,000
Expenses:
Rental expenses	1,000,000	136,000	67,000	1,203,000

Segment net operating income(1)	$2,124,000	$1,572,000	$1,108,000	$4,804,000

Expenses:
General and administrative				921,000
Acquisition related expenses				1,549,000
Depreciation and amortization				2,202,000

Income from operations				132,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount):
Interest expense				(1,095,000)
Gain in fair value of derivative financial instruments				74,000
Interest income				4,000

Net loss				$(885,000)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

	Medical Office		Skilled Nursing	Three Months Ended
	Buildings	Hospitals	Facilities	March 31, 2010

Revenue:
Rental income	$61,000	$—	$—	$61,000
Expenses:
Rental expenses	17,000	—	—	17,000

Segment net operating income(1)	$44,000	$—	$—	$44,000

Expenses:
General and administrative				185,000
Acquisition related expenses				637,000
Depreciation and amortization				29,000

Loss from operations				(807,000)
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount)				(1,000)
Interest income				5,000

Net loss				$(803,000)

(1)	Net operating income is used to evaluate the operating performance of our properties. We define net operating income, a non-GAAP financial measure, as total revenues, including tenant reimbursements, less property level operating expenses, which exclude depreciation and amortization, general and administrative expenses, impairments and interest expense. We believe net operating income provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. We use net operating income to make decisions about resource allocations and to assess the property level performance of our properties.

Assets by reportable segments as of March 31, 2011 and December 31, 2010 are as follows:

	March 31,	December 31,
	2011	2010

Medical office buildings	$108,983,000	$97,157,000
Hospitals	65,336,000	53,313,000
Skilled nursing facilities	60,147,000	47,610,000
All other	7,356,000	5,916,000

Total assets	$241,822,000	$203,996,000

16. Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and cash equivalents, escrow deposits, restricted cash and accounts and other receivables. Cash is generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash in financial institutions that is insured by the Federal Deposit Insurance Corporation, or FDIC. As of March 31, 2011 and December 31, 2010, we had cash and cash equivalents, escrow deposits and restricted cash accounts in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants, and security deposits are obtained upon lease execution.

Based on leases in effect as of March 31, 2011, we owned properties in four states for which each state accounted for 10.0% or more of our annualized base rent. Virginia accounted for 20.0% of annualized base

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

rent, Ohio accounted for 13.4% of annualized base rent, Missouri accounted for 12.0% of annualized base rent and Texas accounted for 11.0% of annualize base rent. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.

Based on leases in effect as of March 31, 2011, our three reportable business segments, medical office buildings, hospitals and skilled nursing facilities, accounted for 46.8%, 27.2% and 26.0%, respectively, of annualized base rent. As of March 31, 2011, two of our tenants at our consolidated properties accounted for 10.0% or more of our annualized base rent, as follows:

		Percentage of		GLA	Lease
	2011 Annual Base	2011 Annual		(Square	Expiration
Tenant	Rent(1)	Base Rent	Property	Feet)	Date

Landmark Real Estate Holdings, LLC	$3,717,000	17.1%	Monument Long-Term Acute Care Hospital Portfolio	115,000	01/31/26
Kissitto Healthcare	$2,286,000	10.5%	Virginia Skilled Nursing Facility Portfolio	144,000	01/31/25

(1)	Annualized base rent is based on contractual base rent from leases in effect as of March 31, 2011. The loss of any of these tenants or their inability to pay rent could have a material adverse effect on our business and results of operations.

17. Per Share Data

We report earnings (loss) per share pursuant to ASC Topic 260, Earnings per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) attributable to controlling interest by the weighted average number of shares of our common stock outstanding during the period. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock give rise to potentially dilutive shares of our common stock. As of March 31, 2011 and 2010, there were 15,000 shares and 12,000 shares, respectively, of nonvested shares of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods.

18. Subsequent Events

Status of our Offering

As of April 30, 2011, we had received and accepted subscriptions in our offering for 23,711,721 shares of our common stock, or $236,583,000, excluding shares of our common stock issued pursuant to the DRIP.

Share Repurchases

In April 2011, we repurchased 45,000 shares of our common stock, for an aggregate amount of $423,000, under our share repurchase plan.

Executive Stock Purchase Plan

On April 7, 2011, our Chairman of the Board of Directors and Chief Executive Officer, Jeffrey T. Hanson, and our President and Chief Operating Officer, Danny Prosky, each executed an executive stock purchase plan, or the Plan, whereby each executive has irrevocably agreed to invest all or a portion of their after-tax cash compensation as employees of our sponsor directly into our company by purchasing shares of our common stock on a regular basis, corresponding to regular payroll periods and the payment of any other cash compensation, including bonuses. Pursuant to the Plans, Mr. Hanson and Mr. Prosky have agreed to invest 100% and 50.0%, respectively, of all of their after-tax cash compensation beginning with their regularly

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

scheduled payroll payment on April 29, 2011 and terminating on the earlier of (i) December 31, 2011, (ii) the termination of our offering, (iii) any suspension of our offering by our board of directors or regulatory body, or (iv) the date upon which the number of shares of our common stock owned by Mr. Hanson or Mr. Prosky, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. The shares will be purchased pursuant to our offering at a price of $9.00 per share, reflecting the elimination of selling commissions and the dealer manager fee in connection with such transactions.

Mortgage Loan Payable and Interest Rate Swap

On April 8, 2011, we entered into a loan agreement with Capital One, N.A., or Capital One, to obtain a loan in the principal amount of $7,200,000, or the Capital One Loan, in connection with our previous acquisition of Muskogee Long-Term Acute Care Hospital, which was acquired on May 27, 2010. The Capital One Loan matures on April 8, 2018 and bears interest at an interest rate equal to the lesser of the maximum interest rate permitted under applicable law or 2.40% per annum plus (i) the greater of the one-month LIBOR or 1.50%, or (ii) the one-month LIBOR so long as an interest rate swap is in effect.

On April 12, 2011, we entered into an interest rate swap agreement with Capital One. As a result of the interest rate swap agreement, the Capital One Loan bears interest at an effective fixed rate of 4.28% per annum from May 2, 2011 through May 1, 2014.

Property Acquisitions

Subsequent to March 31, 2011, we completed four acquisitions comprising 11 buildings and 295,000 square feet of GLA from unaffiliated parties. The aggregate purchase price of these properties was $61,620,000 and we paid $1,695,000 in acquisition fees to our advisor or its affiliates in connection with these acquisitions. We have not yet measured the fair value of the tangible and identified intangible assets and liabilities of the properties. The following is a summary of our acquisitions subsequent to March 31, 2011:

								Acquisition Fee
			Date	Ownership	Purchase	Mortgage Loans	Line of	to our Advisor
Property	Location	Type	Acquired	Percentage	Price	Payable(1)	Credit(2)	or its Affiliates(3)

Yuma Skilled Nursing Facility	Yuma, AZ	Skilled Nursing	04/13/11	100%	$11,000,000	$—	$9,000,000	$303,000
Hardy Oak Medical Office Building	San Antonio, TX	Medical Office	04/14/11	100%	8,070,000	5,253,000	—	222,000
Lakewood Ranch Medical Office Building(4)	Bradenton, FL	Medical Office	04/15/11	100%	12,500,000	—	13,800,000	344,000
Dixie-Lobo Medical Office Building Portfolio	Alice, Lufkin, Victoria and Wharton, TX, Carlsbad and Hobbs, NM, Hope, AK and Lake Charles, LA	Medical Office	5/12/11	100%	30,050,000	23,239,000	5,000,000	826,000

Total					$61,620,000	$28,492,000	$27,800,000	$1,695,000

(1)	Represents the balance of the mortgage loans payable assumed by us or newly placed on the property at the time of acquisition.

(2)	Represents borrowing under our line of credit at the time of acquisition.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

(3)	Our advisor or its affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.75% of the contract purchase price for each property acquired.

(4)	We paid a loan defeasance fee of approximately $1,223,000, or the loan defeasance fee, related to the repayment of a loan that the seller of Lakewood Ranch Medical Office Building, or the Lakewood Ranch property, had received from Lincoln Financial Group or its affiliates, or the Lakewood Ranch Seller’s Loan, prior to its maturity date. The Lakewood Ranch Seller’s Loan was secured by the Lakewood Ranch property and had an outstanding principal balance of approximately $7,561,000 at the time of our repayment. As a result of the loan defeasance fee, the fees and expenses associated with the Lakewood Ranch property acquisition exceeded 6.0% of the contract purchase price of the Lakewood Ranch property, whereby pursuant to our charter, prior to the acquisition of the Lakewood Ranch property, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of the Lakewood Ranch property in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.

Line of Credit Modification

On May 4, 2011, we modified our line of credit to (i) increase the aggregate maximum principal amount from $25,000,000 to $45,000,000, subject to certain borrowing base conditions, (ii) reduce the interest rate to an interest rate equal to LIBOR plus 3.50% or in the event the daily LIBOR rate is not available then Bank of America, N.A.’s prime rate for such day plus 3.50%, which was decreased from LIBOR or the Bank of America, N.A.’s prime rate, plus 3.75%, and (iii) remove the requirement of an interest rate floor of 5.00%. The actual amount of credit available under the line of credit at any given time is a function of, and is subject to, certain loan to cost, loan to value and debt service coverage ratios contained in the Bank of America Loan Agreement, as amended. As a result of the modification to the line of credit, as of May 4, 2011, our aggregate borrowing capacity is $31,115,000, based on the value of the properties securing the line of credit.

Dealer Manager Agreement

Effective as of April 19, 2011, the dealer manager agreement with Grubb & Ellis Securities was assigned to, and assumed by, Grubb & Ellis Capital Corporation, a wholly owned subsidiary of our sponsor.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The use of the words “we,” “us” or “our” refers to Grubb & Ellis Healthcare REIT II, Inc. and its subsidiaries, including Grubb & Ellis Healthcare REIT II Holdings, LP, except where the context otherwise requires.

The following discussion should be read in conjunction with our accompanying condensed consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. Such condensed consolidated financial statements and information have been prepared to reflect our financial position as of March 31, 2011 and December 31, 2010, together with our results of operations for the three months ended March 31, 2011 and 2010, and cash flows for the three months ended March 31, 2011 and 2010.

Forward-Looking Statements

Historical results and trends should not be taken as indicative of future operations. Our statements contained in this report that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Actual results may differ materially from those included in the forward-looking statements. We intend those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations, are generally identifiable by use of the words “expect,” “project,” “may,” “will,” “should,” “could,” “would,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts, or REITs; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America, or GAAP, policies and guidelines applicable to REITs; the success of our best efforts initial public offering; the availability of properties to acquire; the availability of financing; and our ongoing relationship with Grubb & Ellis Company, or Grubb & Ellis, or our sponsor, and its affiliates. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the United States Securities and Exchange Commission, or the SEC.

Overview and Background

Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation, was incorporated on January 7, 2009 and therefore we consider that our date of inception. We were initially capitalized on February 4, 2009. We invest and intend to continue to invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. We may also originate and acquire secured loans and other real estate-related investments. We generally seek investments that produce current income. We intend to qualify and elect to be treated as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, for federal income tax purposes for our taxable year ended December 31, 2010.

We are conducting a best efforts initial public offering, or our offering, in which we are offering to the public up to 300,000,000 shares of our common stock for $10.00 per share in our primary offering and 30,000,000 shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, for $9.50 per share, for a maximum offering of up to $3,285,000,000. The SEC declared our registration statement effective as of August 24, 2009. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and the DRIP. As of March 31, 2011, we had received and accepted subscriptions in our offering for 21,222,108 shares of our common stock, or $211,732,000, excluding shares of our common stock issued pursuant to the DRIP.

We conduct substantially all of our operations through Grubb & Ellis Healthcare REIT II Holdings, LP, or our operating partnership. We are externally advised by Grubb & Ellis Healthcare REIT II Advisor, LLC, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor that has a one-year term that expires on June 1, 2011 and is subject to successive one-year renewals upon the mutual consent of the parties. Our advisor supervises and manages our day-to-day operations and selects the properties and real estate-related investments we acquire, subject to the oversight and approval of our board of directors. Our advisor also provides marketing, sales and client services on our behalf. Our advisor engages affiliated entities to provide various services to us. Our advisor is managed by, and is a wholly owned subsidiary of, Grubb & Ellis Equity Advisors, LLC, or Grubb & Ellis Equity Advisors, which is a wholly owned subsidiary of our sponsor.

We currently operate through three reportable business segments — medical office buildings, hospitals and skilled nursing facilities. As of March 31, 2011, we had completed 16 acquisitions comprising 30 buildings and 995,000 square feet of gross leasable area, or GLA, for an aggregate purchase price of $230,815,000.

Critical Accounting Policies

The complete listing of our Critical Accounting Policies was previously disclosed in our 2010 Annual Report on Form 10-K, as filed with the SEC on March 10, 2011, and there have been no material changes to our Critical Accounting Policies as disclosed therein.

Interim Unaudited Financial Data

Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments, which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such full year results may be less favorable. Our accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in our 2010 Annual Report on Form 10-K, as filed with the SEC on March 10, 2011.

Recently Issued Accounting Pronouncements

For a discussion of recently issued accounting pronouncements, see Note 2, Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements, to our accompanying condensed consolidated financial statements.

Acquisitions in 2011 and 2010

For a discussion of our acquisitions for the three months ended March 31, 2011 and 2010, see Note 3, Real Estate Investments, to our accompanying condensed consolidated financial statements. For a discussion of our acquisitions subsequent to March 31, 2011, see Note 18, Subsequent Events — Property Acquisitions, to our accompanying condensed consolidated financial statements.

Factors Which May Influence Results of Operations

We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties other than those listed in Part II, Item 1A. Risk Factors, of this Quarterly Report on Form 10-Q and those Risk Factors previously disclosed in our 2010 Annual Report on Form 10-K, as filed with the SEC on March 10, 2011.

Rental Income

The amount of rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations at the then existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Offering Proceeds

If we fail to raise substantially more proceeds from the sale of shares of our common stock in our offering than the amount we have raised to date, we will have limited diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. As a result, our real estate portfolio would be concentrated in a small number of properties, which would increase exposure to local and regional economic downturns and the poor performance of one or more of our properties, whereby our stockholders would be exposed to increased risk. In addition, many of our expenses are fixed regardless of the size of our real estate portfolio. Therefore, depending on the amount of proceeds we raise from our offering, we would expend a larger portion of our income on operating expenses. This would reduce our profitability and, in turn, the amount of net income available for distribution to our stockholders.

Scheduled Lease Expirations

As of March 31, 2011, our consolidated properties were 97.4% leased. During the remainder of 2011, leases associated with 3.1% of the leased GLA will expire. Our leasing strategy for 2011 focuses on negotiating renewals for leases scheduled to expire during the remainder of the year. In the future, if we are unable to negotiate renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy.

As of March 31, 2011, our remaining weighted average lease term is 10.0 years.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies have increased the costs of compliance with corporate governance, reporting and disclosure practices. These costs may have a material adverse effect on our results of operations and could impact our ability to pay distributions at current rates to our stockholders. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect our ability to distribute funds to our stockholders. As part of our compliance with the Sarbanes-Oxley Act, we have provided management’s assessment of our internal control over financial reporting as of December 31, 2010 and will continue to comply with such regulations.

In addition, these laws, rules and regulations create new legal bases for potential administrative enforcement, civil and criminal proceedings against us in the event of non-compliance, thereby increasing the risks of liability and potential sanctions against us. We expect that our efforts to comply with these laws and regulations will continue to involve significant and potentially increasing costs, and that our failure to comply with these laws could result in fees, fines, penalties or administrative remedies against us.

Results of Operations

We purchased our first property on March 5, 2010, and therefore, had limited results of operations for the three months ended March 31, 2010. Therefore, our results of operations for the three months ended March 31, 2011 and 2010 are not comparable. We expect all amounts to increase in the future based on a full year of operations as well as increased activity as we acquire additional real estate investments. Our results of operations are not indicative of those expected in future periods.

As of March 31, 2011, we operate through three reportable business segments — medical office buildings, hospitals and skilled nursing facilities. With the continued expansion of our portfolio, we believe segregation of our operations into three reporting segments would be useful in assessing the performance of our business in the same way that management intends to review our performance and make operating decisions. Prior to this we operated through one reportable segment.

Except where otherwise noted, the change in our results of operations is primarily due to our 16 property acquisitions as of March 31, 2011, as compared to two property acquisitions as of March 31, 2010. As of March 31, 2011 and 2010 we owned the following types of properties:

	As of March 31,
	2011			2010
	Number of	Aggregate	Leased	Number of	Aggregate	Leased
	Acquisitions	Purchase Price	%	Acquisitions	Purchase Price	%

Medical office buildings	11	$107,020,000	95.3%	2	$13,470,000	100%
Hospitals	3	65,795,000	100%	—	—	—%
Skilled nursing facilities	2	58,000,000	100%	—	—	—%

Total/Weighted Average	16	$230,815,000	97.4%	2	$13,470,000	100%

Rental Income

For the three months ended March 31, 2011 and 2010, rental income was $6,007,000 and $61,000, respectively, and was primarily comprised of base rent of $4,761,000 and $35,000, respectively, and expense recoveries of $798,000 and $15,000, respectively. Rental income by operating segment consisted of the following for the periods then ended:

	Three Months Ended
	March 31,
	2011	2010

Medical office buildings	$3,124,000	$61,000
Hospitals	1,708,000	—
Skilled nursing facilities	1,175,000	—

Total	$6,007,000	$61,000

Rental Expenses

For the three months ended March 31, 2011 and 2010, rental expenses were $1,203,000 and $17,000, respectively. Rental expenses consisted of the following for the periods then ended:

	Three Months Ended
	March 31,
	2011	2010

Real estate taxes	$490,000	$11,000
Building maintenance	269,000	1,000
Utilities	196,000	1,000
Property management fees	120,000	2,000
Administration	64,000	—
Insurance	21,000	1,000
Other	43,000	1,000

Total	$1,203,000	$17,000

Rental expenses and rental expenses as a percentage of revenue by operating segment consisted of the following for the periods then ended:

	Three Months Ended
	March 31,
	2011		2010

Medical office buildings	$1,000,000	32.0%	$17,000	27.9%
Hospitals	136,000	8.0%	—	—
Skilled nursing facilities	67,000	5.7%	—	—

Total/Weighted Average	$1,203,000	20.0%	$17,000	27.9%

General and Administrative

For the three months ended March 31, 2011 and 2010, general and administrative was $921,000 and $185,000, respectively. General and administrative consisted of the following for the periods then ended:

	Three Months Ended
	March 31,
	2011	2010

Asset management fees	$440,000	$5,000
Professional and legal fees	211,000	64,000
Board of directors fees	60,000	42,000
Franchise taxes	55,000	—
Transfer agent services	49,000	14,000
Directors’ and officers’ liability insurance	44,000	44,000
Bank charges	18,000	—
Restricted stock compensation	11,000	8,000
Other	33,000	8,000

Total	$921,000	$185,000

The increase in general and administrative is primarily the result of purchasing properties in 2010 and thus incurring asset management fees, as well as incurring higher professional and legal fees as a result of our increase in assets.

Acquisition Related Expenses

For the three months ended March 31, 2011 and 2010, we incurred acquisition related expenses of $1,549,000 and $637,000, respectively. For the three months ended March 31, 2011, acquisition related expenses related primarily to expenses associated with the acquisition of Columbia Long-Term Acute Care Hospital, St. Anthony North Medical Office Building and Loma Linda Pediatric Specialty Hospital, including acquisition fees of $1,023,000, incurred to our advisor or its affiliates. For the three months ended March 31, 2010, acquisition related expenses related primarily to expenses associated with the acquisition of Lacombe Medical Office Building and Center for Neurosurgery and Spine, including acquisition fees of $371,000 incurred to our advisor or its affiliates.

Depreciation and Amortization

For the three months ended March 31, 2011 and 2010, depreciation and amortization was $2,202,000 and $29,000, respectively, and consisted primarily of depreciation on our operating properties of $1,444,000 and $16,000, respectively, and amortization on our identified intangible assets of $756,000 and $13,000, respectively.

Interest Expense

For the three months ended March 31, 2011 and 2010, interest expense including gain in fair value of derivative financial instruments was $1,021,000 and $1,000, respectively. Interest expense consisted of the following for the periods then ended:

	Three Months Ended
	March 31,
	2011	2010

Interest expense — mortgage loans payable and derivative financial instruments	$778,000	$1,000
Amortization of deferred financing costs — mortgage loans payable	127,000	—
Loss on extinguishment of debt — write-off of deferred financing costs	42,000	—
Amortization of debt discount	9,000	—
Interest expense — line of credit	61,000	—
Amortization of deferred financing costs — line of credit	78,000	—
Gain in fair value of our derivative financial instrument	(74,000)	—

Total	$1,021,000	$1,000

Interest Income

For the three months ended March 31, 2011 and 2010, we had interest income of $4,000 and $5,000, respectively, related to interest earned on funds held in cash accounts.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our offering to provide the capital required to acquire real estate and real estate-related investments, net of any indebtedness that we may incur. Our ability to raise funds through our offering is dependent on general economic conditions, general market conditions for REITs and our operating performance. The capital required to purchase real estate and real estate-related investments is obtained primarily from our offering and from any indebtedness that we may incur.

We expect to experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as net offering proceeds are expended in connection with the acquisition, management and operation of our real estate and real estate-related investments.

Our sources of funds will primarily be the net proceeds of our offering, operating cash flows and borrowings. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.

Our principal demands for funds are for acquisitions of real estate and real estate-related investments, to pay operating expenses and interest on our current and future indebtedness and to pay distributions to our stockholders. In addition, we require resources to make certain payments to our advisor and its affiliates, which during our offering includes payments for reimbursement of other organizational and offering expenses, selling commissions and dealer manager fees.

Generally, cash needs for items other than acquisitions of real estate and real estate-related investments are met from operations, borrowings and the net proceeds of our offering. However, there may be a delay between the sale of shares of our common stock and our investments in real estate and real estate-related investments, which could result in a delay in the benefits to our stockholders, if any, of returns generated from our investment operations.

Our advisor evaluates potential additional investments and engages in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on our behalf. Until we invest the majority of the net proceeds of our offering in real estate and real estate-related investments, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn significant returns, and we cannot predict how long it will take to fully invest the proceeds from our offering in real estate and real estate-related investments. The number of properties we may acquire and other investments we will make will depend upon the number of shares of our common stock sold in our offering and the resulting amount of net proceeds available for investment.

When we acquire a property, our advisor prepares a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from us or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from the net proceeds of our offering, proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

Other Liquidity Needs

In the event that there is a shortfall in net cash available due to various factors, including, without limitation, the timing of distributions or the timing of the collection of receivables, we may seek to obtain capital to pay distributions by means of secured or unsecured debt financing through one or more third parties, or our advisor or its affiliates. There are currently no limits or restrictions on the use of proceeds from our advisor or its affiliates which would prohibit us from making the proceeds available for distribution. We may also pay distributions from cash from capital transactions, including, without limitation, the sale of one or more of our properties.

Based on the properties owned as of March 31, 2011, we estimate that our expenditures for capital improvements and tenant improvements will require up to $2,190,000 for the remaining nine months of 2011. As of March 31, 2011, we had $2,963,000 of restricted cash in loan impounds and reserve accounts for such capital expenditures. We cannot provide assurance, however, that we will not exceed these estimated expenditure and distribution levels or be able to obtain additional sources of financing on commercially favorable terms or at all.

If we experience lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales, or increased capital expenditures and leasing costs compared to historical levels due to competitive market conditions for new and renewal leases, the effect would be a reduction of net cash provided by operating activities. If such a reduction of net cash provided by operating activities is realized, we may have a cash flow deficit in subsequent periods. Our estimate of net cash available is based on various assumptions which are difficult to predict, including the levels of leasing activity and related leasing costs. Any changes in these assumptions could impact our financial results and our ability to fund working capital and unanticipated cash needs.

Cash Flows

Cash flows provided by (used in) operating activities for the three months ended March 31, 2011 and 2010, were $1,101,000 and $(664,000), respectively. For the three months ended March 31, 2011, cash flows provided by operating activities primarily related to the cash flows from our property acquisitions, partially offset by the payment of acquisition related expenses and general and administrative expenses. For the three months ended March 31, 2010, cash flows used in operating activities primarily related to the payment of acquisition related expenses and general and administrative expenses. We anticipate cash flows from operating activities to increase as we purchase additional properties.

Cash flows used in investing activities for the three months ended March 31, 2011 and 2010, were $38,817,000 and $10,453,000, respectively. For the three months ended March 31, 2011, cash flows used in investing activities related primarily to the acquisition of our properties in the amount of $37,636,000, capital expenditures of $388,000, increase in restricted cash in the amount of $342,000 and the payment of $451,000 in real estate and escrow deposits for the purchase of real estate. For the three months ended March 31, 2010, cash flows used in investing activities related primarily to the acquisition of our properties in the amount of $9,915,000, increase in restricted cash in the amount of $38,000 and the payment of $500,000 in real estate and escrow deposits for the purchase of real estate. We anticipate cash flows used in investing activities to increase as we purchase additional properties.

Cash flows provided by financing activities for the three months ended March 31, 2011 and 2010, were $38,404,000 and $21,933,000, respectively. For the three months ended March 31, 2011, such cash flows related primarily to funds raised from investors in our offering in the amount of $59,870,000, principal payments on our mortgage loans payable in the amount of $9,165,000, net borrowings under our secured revolving credit facility with Bank of America, N.A., or the line of credit, in the amount of $4,400,000, partially offset by the payment of offering costs of $6,437,000 and distributions of $1,300,000. Additional cash outflows related to deferred financing costs of $84,000 in connection with the debt financing for our acquisitions. $7,500,000 of the $9,165,000 in payments on our mortgage loans payable reflect the early extinguishment of a mortgage loan payable on Surgical Hospital of Humble. For the three months ended March 31, 2010, such cash flows related primarily to funds raised from investors in our offering in the amount of $24,652,000, partially offset by the payment of offering costs of $2,826,000 and distributions of $110,000. We anticipate cash flows from financing activities to increase in the future as we raise additional funds from investors and incur debt to purchase properties.

Distributions

Our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on January 1, 2010 and ending on June 30, 2010, as a result of our sponsor, Grubb & Ellis, advising us that it intended to fund these distributions until we acquired our first property. We acquired our first property, Lacombe Medical Office Building, on March 5, 2010. Our sponsor did not receive any additional shares of our common stock or other consideration for funding these distributions, and we will not repay the funds provided by our sponsor for these distributions. Our sponsor is not obligated to contribute monies to fund any subsequent distributions. Subsequently, our board of directors authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the quarterly periods commencing on July 1, 2010 and ending on June 30, 2011.

The distributions are calculated based on 365 days in the calendar year and are equal to $0.0017808 per day per share of common stock, which is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. These distributions are aggregated and paid in cash or shares of our common stock pursuant to the DRIP shares monthly in arrears.

The amount of the distributions to our stockholders is determined quarterly by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to qualify as a REIT under the Code. We have not established any limit on the amount of offering proceeds that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (i) cause us to be unable to pay our debts as they become due in the usual course of business; (ii) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences; or (iii) jeopardize our ability to maintain our qualification as a REIT.

For the three months ended March 31, 2011, we paid distributions of $2,588,000 ($1,300,000 in cash and $1,288,000 in shares of our common stock pursuant to the DRIP). $1,101,000, or 42.5%, of distributions were paid from cash flows from operations and $1,487,000, or 57.5%, of distributions were paid from our offering proceeds. For the three months ended March 31, 2010, we paid distributions of $236,000 ($110,000 in cash and $126,000 in shares of our common stock pursuant to the DRIP), none of which were paid from cash flows from operations of $(664,000). The distributions were paid from funds from our sponsor. Under GAAP, acquisition related expenses are expensed, and therefore, subtracted from cash flows from operations. However, these expenses are paid from offering proceeds.

Our distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders. We have not established any limit on the amount of offering proceeds that may be used to fund distributions other than those limits imposed by our organizational documents and Maryland law. Therefore, all or any portion of a distribution to our stockholders may be paid from offering proceeds. The payment of distributions from our offering proceeds could reduce the amount of capital we ultimately invest in assets and negatively impact the amount of income available for future distributions.

As of March 31, 2011, we had an amount payable of $515,000 to our advisor or its affiliates for lease commissions, asset and property management fees, operating expenses, on-site personnel payroll and acquisition related expenses, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of March 31, 2011, no amounts due to our advisor or its affiliates have been deferred, waived or forgiven. Our advisor and its affiliates have no obligations to defer, waive or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with net proceeds from our offering, funds from our sponsor or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the three months ended March 31, 2011 and 2010, our funds from operations, or FFO, were $1,315,000 and $(774,000), respectively. For the three months ended March 31, 2011, we paid distributions of $1,315,000, or 50.8% of the distributions, from FFO and $1,273,000, or 49.2% of the distributions paid, from proceeds from our offering. For the three months ended March 31, 2010, the distributions were paid from funds from our sponsor. The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. For a further discussion of FFO, see Funds from Operations and Modified Funds from Operations below.

Financing

We anticipate that our aggregate borrowings, both secured and unsecured, will not exceed 60.0% of all of our properties’ and other real estate-related assets’ combined fair market values, as defined, as determined at the end of each calendar year beginning with our first full year of operations. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of March 31, 2011, our borrowings were 24.7% of our properties’ combined fair market values, as defined.

Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300.0% of our net assets, without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other non-cash reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash reserves. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real estate or for working capital. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90.0% of our annual taxable income, excluding net capital gains, to our stockholders. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we qualify, or maintain our qualification, as a REIT for federal income tax purposes. As of May 10, 2011 and March 31, 2011, our leverage did not exceed 300.0% of the value of our net assets.

Mortgage Loans Payable, Net

For a discussion of our mortgage loans payable, net, see Note 6, Mortgage Loans Payable, Net, to our accompanying condensed consolidated financial statements.

Line of Credit

For a discussion of the line of credit, see Note 8, Line of Credit, to our accompanying condensed consolidated financial statements.

REIT Requirements

In order to qualify as a REIT for federal income tax purposes, we are required to make distributions to our stockholders of at least 90.0% of our annual taxable income, excluding net capital gains. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collection of receivables, we may seek to obtain capital to pay distributions by means of secured debt financing through one or more third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties or from the proceeds of our offering.

Commitments and Contingencies

For a discussion of our commitments and contingencies, see Note 10, Commitments and Contingencies, to our accompanying condensed consolidated financial statements.

Debt Service Requirements

Our principal liquidity need is the payment of principal and interest on outstanding indebtedness. As of March 31, 2011, we had $12,286,000 ($12,266,000, net of discount) of fixed rate debt and $37,197,000 ($36,909,000, net of discount) of variable rate debt outstanding secured by our properties. In addition, we had $7,400,000 outstanding under the line of credit.

We are required by the terms of certain loan documents to meet certain covenants, such as occupancy ratios, leverage ratios, net worth ratios, debt service coverage ratios, liquidity ratios, operating cash flow to fixed charges ratios, distribution ratios and reporting requirements. As of March 31, 2011, we were in compliance with all such covenants and requirements on our mortgage loans payable and the line of credit and we expect to remain in compliance with all such requirements for the next 12 months. As of March 31, 2011, the weighted average effective interest rate on our outstanding debt, factoring in our fixed rate interest rate swaps, was 5.42% per annum.

Contractual Obligations

The following table provides information with respect to the maturity and scheduled principal repayment of our secured mortgage loans payable and the line of credit, as well as interest payments on our mortgage loans payable, line of credit and fixed rate interest rate swaps and obligations under our ground leases, as of March 31, 2011:

	Payments Due by Period
	Less than 1 Year		1-3 Years	4-5 Years	More than 5 Years
	(2011)		(2012-2013)	(2014-2015)	(after 2016)	Total

Principal payments — fixed rate debt	$195,000		$4,626,000	$338,000	$7,127,000	$12,286,000
Interest payments — fixed rate debt	561,000		1,207,000	974,000	2,355,000	5,097,000
Principal payments — variable rate debt	3,245,000	(1)	34,554,000	344,000	6,454,000	44,597,000
Interest payments — variable rate debt (based on rates in effect as of March 31, 2011)	1,604,000		1,248,000	593,000	25,000	3,470,000
Interest payments — fixed rate interest rate swap (based on rates in effect as of March 31, 2011)	69,000		177,000	168,000	7,000	421,000
Ground lease obligations	52,000		122,000	125,000	5,001,000	5,300,000

Total	$5,726,000		$41,934,000	$2,542,000	$20,969,000	$71,171,000

(1)	Our variable rate mortgage loan payable in the outstanding principal amount of $3,130,000 ($2,842,000, net of discount) secured by Center for Neurosurgery and Spine as of March 31, 2011, had a fixed rate interest rate swap, thereby effectively fixing our interest rate on this mortgage loan payable to an effective interest rate of 6.00% per annum. This mortgage loan payable is due August 15, 2021; however, the principal balance is immediately due upon written request from the seller confirming that the seller agrees to pay any interest rate swap termination amount, if any. Assuming the seller does not exercise such right, interest payments, using the 6.00% per annum effective interest rate, would be $139,000, $322,000, $252,000 and $312,000 in 2011, 2012-2013, 2014-2015 and thereafter, respectively.

Off-Balance Sheet Arrangements

As of March 31, 2011, we had no off-balance sheet transactions nor do we currently have any such arrangements or obligations.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, we believe, may be less informative. As a result, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income or loss.

However, changes in the accounting and reporting rules under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. In addition, we view fair value adjustments of derivatives, and impairment charges and gains and losses from dispositions of assets as items which are typically adjusted for when assessing operating performance. Lastly, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation and therefore require additional adjustments to FFO in evaluating performance. Due to these and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as modified funds from operations, or MFFO, which we believe to be another appropriate supplemental measure to reflect the operating performance of a REIT. The use of MFFO is recommended by the IPA as a supplemental performance measure for publicly registered, non-listed REITs. MFFO is a metric used by management to evaluate sustainable performance and distribution policy. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments’ revenues and expenses. Management believes that excluding acquisition costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time, including after the time we cease to acquire properties on a frequent and regular basis. MFFO may provide investors with a useful indication of our future performance, particularly after our acquisition stage, and of the sustainability of our current distribution policy. However, because MFFO excludes acquisition expenses, which are an important component in an analysis of historical performance, MFFO should not be construed as a historic performance measure. MFFO is not equivalent to our net income or loss as determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities; accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of real estate-related investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, we exclude acquisition related expenses, amortization of above and below market leases, fair value adjustments of derivative financial instruments, gains or losses from the extinguishment of debt, deferred rent receivables and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to us for the three months ended March 31, 2011 and 2010.

Presentation of this information is intended to assist in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the three months ended March 31, 2011 and 2010:

	Three Months Ended
	March 31,
	2011	2010

Net loss	$(885,000)	$(803,000)
Add:
Depreciation and amortization — consolidated properties	2,202,000	29,000
Less:
Net (income) loss attributable to noncontrolling interests	—	—
Depreciation and amortization related to noncontrolling interests	(2,000)	—

FFO	$1,315,000	$(774,000)

Add:
Acquisition related expenses	$1,549,000	$637,000
Amortization of above and below market leases	45,000	—
Loss on extinguishment of debt	42,000	—
Deferred rent receivables related to noncontrolling interests	1,000	—
Less:
Gain in fair value of derivative financial instrument	(74,000)	—
Deferred rent receivables	(449,000)	(11,000)

MFFO	$2,429,000	$(148,000)

Weighted average common shares outstanding — basic and diluted	18,144,696	2,690,794

Net loss per common share — basic and diluted	$(0.05)	$(0.30)

FFO per common share — basic and diluted	$0.07	$(0.29)

MFFO per common share — basic and diluted	$0.13	$(0.06)

Net Operating Income

Net operating income is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, acquisition related expenses, depreciation and amortization, interest expense and interest income. We believe that net operating income is useful for investors as it provides an accurate measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with the management of the properties. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to net operating income for the three months ended March 31, 2011 and 2010:

	Three Months Ended
	March 31,
	2011	2010

Net loss	$(885,000)	$(803,000)
Add:
General and administrative	921,000	185,000
Acquisition related expenses	1,549,000	637,000
Depreciation and amortization	2,202,000	29,000
Interest expense	1,021,000	1,000
Less:
Interest income	(4,000)	(5,000)

Net operating income	$4,804,000	$44,000

Subsequent Events

For a discussion of subsequent events, see Note 18, Subsequent Events, to our accompanying condensed consolidated financial statements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

There were no material changes in the information regarding market risk, or in the methods we use to manage market risk, that was provided in our 2010 Annual Report on Form 10-K, as filed with the SEC on March 10, 2011.

The table below presents, as of March 31, 2011, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date
	2011	2012	2013	2014	2015	Thereafter	Total	Fair Value

Fixed rate debt — principal payments	$195,000	$4,457,000	$169,000	$169,000	$169,000	$7,127,000	$12,286,000	$12,285,000
Weighted average interest rate on maturing debt	5.96%	5.88%	6.00%	6.00%	6.00%	6.00%	5.96%	—
Variable rate debt — principal payments	$3,245,000	$34,382,000	$172,000	$172,000	$172,000	$6,454,000	$44,597,000	$44,565,000
Weighted average interest rate on maturing debt (based on rates in effect as of March 31, 2011)	1.43%	5.38%	3.16%	3.16%	3.16%	3.16%	4.75%	—

Mortgage loans payable were $49,483,000 ($49,175,000, net of discount) as of March 31, 2011. As of March 31, 2011, we had two fixed rate and three variable rate mortgage loans payable with effective interest rates ranging from 1.35% to 6.00% per annum and a weighted average effective interest rate of 5.01% per annum. As of March 31, 2011, we had $12,286,000 ($12,266,000, net of discount) of fixed rate debt, or 24.8% of mortgage loans payable, at a weighted average effective interest rate of 5.96% per annum and $37,197,000 ($36,909,000, net of discount) of variable rate debt, or 75.2% of mortgage loans payable, at a weighted average effective interest rate of 4.70% per annum. In addition, as of March 31, 2011, we had $7,400,000 outstanding under the line of credit, at a weighted-average interest rate of 5.00% per annum.

As of March 31, 2011, the weighted average effective interest rate on our outstanding debt, factoring in our fixed rate interest rate swaps, was 5.42% per annum. $3,130,000 of our variable rate mortgage loans payable is due August 15, 2021; however, the principal balance is immediately due upon written request from the seller confirming that the seller agrees to pay the interest rate swap termination amount, if any, and as such, the $3,130,000 principal balance is reflected in the 2011 column above.

An increase in the variable interest rate on the line of credit and our variable rate mortgage loans payable constitutes a market risk. As of March 31, 2011, a 0.50% increase in the London Interbank Offered Rate, or LIBOR, would have no effect on our overall annual interest expense as either: (i) we have a fixed rate interest rate swap on the variable rate mortgage loan payable; or (ii) we are paying the minimum interest rates under the applicable agreements whereby a 0.50% increase would still be below the minimum interest rate.

In addition to changes in interest rates, the value of our future investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect our ability to refinance our debt if necessary.

Item 4.	Controls and Procedures.

(a) Evaluation of disclosure controls and procedures. We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms, and that such information is accumulated and communicated to us, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, an evaluation as of March 31, 2011 was conducted under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of March 31, 2011, were effective.

(b) Changes in internal control over financial reporting. There were no changes in internal control over financial reporting that occurred during the three months ended March 31, 2011 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings.

None.

Item 1A.	Risk Factors.

There were no material changes from the risk factors previously disclosed in our 2010 Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, or the SEC, on March 10, 2011, except as noted below.

We have not had sufficient cash available from operations to pay distributions, and therefore, we have paid distributions from the net proceeds of our offering, from borrowings in anticipation of future cash flows or from other sources, such as our sponsor. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of our stockholders’ investment.

Distributions payable to our stockholders may include a return of capital, rather than a return on capital. We have not established any limit on the amount of proceeds from our offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (i) cause us to be unable to pay our debts as they become due in the usual course of business; (ii) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences; or (iii) jeopardize our ability to qualify or maintain our qualification as a real estate investment trust, or REIT. The actual amount and timing of distributions are determined by our board of directors in its sole discretion and typically will depend on the amount of funds available for distribution, which will depend on items such as our financial condition, current and projected capital expenditure requirements, tax considerations and annual distribution requirements needed to qualify or maintain our qualification as a REIT. As a result, our distribution rate and payment frequency vary from time to time.

We have used, and in the future may use, the net proceeds from our offering, borrowed funds, or other sources, such as Grubb & Ellis Company, or Grubb & Ellis, or our sponsor, to pay cash distributions to our stockholders in order to qualify or maintain our qualification as a REIT, which may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. As a result, the amount of net proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds. Further, if the aggregate amount of cash distributed in any given year exceeds the amount of our current and accumulated earnings and profits, the excess amount will be deemed a return of capital.

Our board of directors authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on January 1, 2010 and ending on June 30, 2010, as a result of our sponsor, Grubb & Ellis, advising us that it intended to fund these distributions until we acquired our first property. We acquired our first property, Lacombe Medical Office Building, on March 5, 2010. Our sponsor did not receive any additional shares of our common stock or other consideration for funding these distributions, and we will not repay the funds provided by our sponsor for these distributions. Our sponsor is not obligated to contribute monies to fund any subsequent distributions. Subsequently, our board of directors authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the quarterly periods commencing on July 1, 2010 and ending on June 30, 2011.

The distributions are calculated based on 365 days in the calendar year and are equal to $0.0017808 per day per share of common stock, which is equal to an annualized distribution rate of 6.5%, assuming a purchase price of $10.00 per share. These distributions are aggregated and paid in cash or shares of our common stock pursuant to the distribution reinvestment plan, or DRIP, monthly in arrears. The distributions declared for each record date are paid only from legally available funds. We can provide no assurance that we will be able to continue this distribution rate or pay any subsequent distributions.

For the three months ended March 31, 2011, we paid distributions of $2,588,000 ($1,300,000 in cash and $1,288,000 in shares of our common stock pursuant to the DRIP). $1,101,000, or 42.5% of the distributions, were paid from cash flows from operations and $1,487,000, or 57.5% of the distributions, were paid from our offering proceeds. For the three months ended March 31, 2010, we paid distributions of $236,000 ($110,000 in cash and $126,000 in shares of our common stock pursuant to the DRIP), none of which were paid from cash flows from operations of $(664,000). The distributions were paid from funds from our sponsor. Under accounting principles generally accepted in the United States of America, or GAAP, acquisition related expenses are expensed, and therefore, subtracted from cash flows from operations. However, these expenses are paid from offering proceeds.

For a further discussion of distributions, see Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Distributions.

As of March 31, 2011, we had an amount payable of $515,000 to our advisor or its affiliates for lease commissions, asset and property management fees, operating expenses, on-site personnel payroll and acquisition related expenses, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of March 31, 2011, no amounts due to our advisor or its affiliates have been deferred, waived or forgiven. Our advisor and its affiliates have no obligations to defer, waive or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with the net proceeds from our offering, funds from our sponsor or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the three months ended March 31, 2011 and 2010, our funds from operations, or FFO, were $1,315,000 and $(774,000), respectively. For the three months ended March 31, 2011, we paid distributions of $1,315,000, or 50.8% of the distributions, from FFO and $1,273,000, or 49.2% of the distributions paid, using proceeds from our offering. For the three months ended March 31, 2010, the distributions were paid from funds from our sponsor. The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. For a further discussion of FFO, which includes a reconciliation of our GAAP net loss to FFO, see Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations and Modified Funds from Operations.

Our success is dependent on the performance of our sponsor.

Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our advisor, which is a subsidiary of our sponsor. Our sponsor’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. The current macroeconomic environment and accompanying credit crisis has negatively impacted the value of commercial real estate assets, contributing to a general slow-down in our sponsor’s industry. A prolonged and pronounced recession could continue or accelerate the reduction in overall transaction volume and size of sales and leasing activities that our sponsor has already experienced and would continue to put downward pressure on our sponsor’s revenues and operating results. To the extent that any decline in our sponsor’s revenues and operating results impacts the performance of our advisor, our results of operations and financial condition could also suffer.

In addition, our sponsor has announced, among other things, that it has retained JMP Securities LLC as an advisor to explore strategic alternatives for Grubb & Ellis, including a potential merger or sale transaction. Our sponsor disclosed in its Form 10-K for the year ended December 31, 2010 that it entered into a commitment letter and exclusivity agreement with Colony Capital Acquisitions, LLC, pursuant to which (i) Colony Capital Acquisitions, LLC and one or more of its affiliates, or collectively, Colony, agreed to provide an $18,000,000 senior secured term loan credit facility, or the Senior Secured Credit Facility, and (ii) Colony obtained the exclusive right for 60 days, commencing on March 30, 2011, to negotiate a strategic transaction with our sponsor. On April 18, 2011, our sponsor announced that it had closed the $18,000,000

Senior Secured Credit Facility and had drawn the initial $9,000,000 tranche under such facility. There can be no assurance, however, that any strategic transaction with Colony, or with any other strategic partner, will be completed. If our sponsor does not complete a strategic transaction with Colony, or with any other strategic partner, such result could have a material adverse effect on our sponsor’s revenues, which could negatively impact the performance of our advisor and could cause our results of operations and financial condition to suffer. Similarly, if our sponsor enters into a merger or sale transaction, the effect of such a transaction is unknown, but could have a material adverse effect on the performance of our advisor, which could cause our results of operations and financial condition to suffer.

Our stockholders may be unable to sell their shares of our common stock because their ability to have their shares of our common stock repurchased pursuant to our share repurchase plan is subject to significant restrictions and limitations.

Our share repurchase plan includes significant restrictions and limitations. Except in cases of death or qualifying disability, our stockholders must hold their shares of our common stock for at least one year. Requesting stockholders must present at least 25.0% of their shares of our common stock for repurchase and until they have held their shares of our common stock for at least four years, repurchases will be made for less than our stockholders paid for their shares of our common stock. Shares of our common stock may be repurchased quarterly, at our discretion, on a pro rata basis, and are limited during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided however, that shares of our common stock subject to a repurchase requested upon the death of a stockholder will not be subject to this cap. Funds for the repurchase of shares of our common stock will come exclusively from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to the DRIP. In addition, our board of directors may reject share repurchase requests in its sole discretion and reserves the right to amend, suspend or terminate our share repurchase plan at any time upon 30 days written notice. Therefore, in making a decision to purchase shares of our common stock, our stockholders should not assume that they will be able to sell any of their shares of our common stock back to us pursuant to our share repurchase plan and they also should understand that the repurchase price will not necessarily correlate to the value of our real estate holdings or other assets. If our board of directors terminates our share repurchase plan, our stockholders may not be able to sell their shares of our common stock even if our stockholders deem it necessary or desirable to do so.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

Use of Public Offering Proceeds

Our Registration Statement on Form S-11 (File No. 333-158111), registering a public offering of up to 330,000,000 shares of our common stock, was declared effective under the Securities Act of 1933, as amended, or the Securities Act, on August 24, 2009. Until April 18, 2011, Grubb & Ellis Securities, Inc., or Grubb & Ellis Securities, served as the dealer manager of our offering. Effective as of April 19, 2011, the dealer manager agreement with Grubb & Ellis Securities was assigned to, and assumed by, Grubb & Ellis Capital Corporation, a wholly owned subsidiary of our sponsor. We are offering to the public up to 300,000,000 shares of our common stock for $10.00 per share in our primary offering and 30,000,000 shares of our common stock pursuant to the DRIP for $9.50 per share, for a maximum offering of up to $3,285,000,000.

As of March 31, 2011, we had received and accepted subscriptions in our offering for 21,222,108 shares of our common stock, or $211,732,000, excluding shares of our common stock issued pursuant to the DRIP. As of March 31, 2011, a total of $3,273,000 in distributions were reinvested and 344,516 shares of our common stock were issued pursuant to the DRIP.

As of March 31, 2011, we had incurred selling commissions of $14,373,000 and dealer manager fees of $6,344,000 in connection with our offering. We had also incurred other offering expenses of $2,122,000 as of such date. Such fees and reimbursements were incurred to our affiliates and are charged to stockholders’ equity as such amounts are reimbursed from the gross proceeds of our offering. The cost of raising funds in our offering as a percentage of gross proceeds received in our primary offering was 10.8% as of March 31, 2011 and will not exceed 11.0% in the aggregate. As of March 31, 2011, net offering proceeds were $192,166,000, including proceeds from the DRIP and after deducting offering expenses.

As of March 31, 2011, $653,000 remained payable to our dealer manager, our advisor or its affiliates for offering related costs.

As of March 31, 2011, we had used $161,944,000 in proceeds from our offering to purchase properties from unaffiliated parties, $6,381,000 to pay acquisition related expenses to affiliated parties, $3,158,000 for lender required restricted cash accounts to unaffiliated parties, $1,671,000 for deferred financing costs to unaffiliated parties, $1,879,000 to pay acquisition related expenses to unaffiliated parties, $9,410,000 to repay borrowings from unaffiliated parties incurred in connection with previous property acquisitions and $1,100,000 to pay real estate deposits for proposed future acquisitions to unaffiliated parties.

Purchase of Equity Securities by the Issuer and Affiliated Purchasers

Our share repurchase plan allows for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors. All repurchases are subject to a one-year holding period, except for repurchases made in connection with a stockholder’s death or “qualifying disability,” as defined in our share repurchase plan. Subject to the availability of the funds for share repurchases, we will limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder will not be subject to this cap. Funds for the repurchase of shares of our common stock will come exclusively from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to the DRIP.

The prices per share at which we will repurchase shares of our common stock will range, depending on the length of time the stockholder held such shares, from 92.5% to 100%, of the price paid per share to acquire such shares from us. However, if shares of our common stock are to be repurchased in connection with a stockholder’s death or qualifying disability, the repurchase price will be no less than 100% of the price paid to acquire the shares of our common stock from us.

During the three months ended March 31, 2011, we repurchased shares of our common stock as follows:

				(d)
				Maximum Approximate
			(c)	Dollar Value
			Total Number of Shares	of Shares that May
	(a)	(b)	Purchased As Part of	Yet Be Purchased
	Total Number of	Average Price	Publicly Announced	Under the
Period	Shares Purchased	Paid per Share	Plan or Program(1)	Plans or Programs

January 1, 2011 to January 31, 2011	8,500	$9.25	8,500	(2)
February 1, 2011 to February 28, 2011	—	$—	—	(2)
March 1, 2011 to March 31, 2011	—	$—	—	(2)

Total/Weighted Average	8,500	$9.25	8,500

(1)	Our board of directors adopted a share repurchase plan effective August 24, 2009.

(2)	Subject to funds being available, we will limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided however, shares of our common stock subject to a repurchase requested upon the death of a stockholder will not be subject to this cap.

Item 3.	Defaults Upon Senior Securities.

None.

Item 4.	[Removed and Reserved.]

Item 5.	Other Information.

None.

Item 6.	Exhibits.

The exhibits listed on the Exhibit Index (following the signatures section of this Quarterly Report on Form 10-Q) are included, or incorporated by reference, in this Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Grubb & Ellis Healthcare REIT II, Inc.
(Registrant)

May 12, 2011	By:	/s/ Jeffrey T. Hanson

Date		Jeffrey T. Hanson Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)

May 12, 2011	By:	/s/ Shannon K S Johnson

Date		Shannon K S Johnson Chief Financial Officer (principal financial officer and principal accounting officer)

EXHIBIT INDEX

Pursuant to Item 601(a)(2) of Regulation S-K, this Exhibit Index immediately precedes the exhibits.

The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the period ended March 31, 2011 (and are numbered in accordance with Item 601 of Regulation S-K).

3.1	Second Articles of Amendment and Restatement of Grubb & Ellis Healthcare REIT II, Inc. dated July 30, 2009 (included as Exhibit 3.1 to Pre-Effective Amendment No. 3 to our Registration Statement on Form S-11 (File No. 333-158111) filed August 5, 2009 and incorporated herein by reference)
3.2	Articles of Amendment to the Second Articles of Amendment and Restatement of Grubb & Ellis Healthcare REIT II, Inc. dated September 1, 2009 (included as Exhibit 3.1 to our Current Report on Form 8-K filed September 3, 2009 and incorporated herein by reference)
3.3	Second Articles of Amendment to the Second Articles of Amendment and Restatement of Grubb & Ellis Healthcare REIT II, Inc. dated September 18, 2009 (included as Exhibit 3.1 to our Current Report on Form 8-K filed September 21, 2009 and incorporated herein by reference)
3.4	Bylaws of Grubb & Ellis Healthcare REIT II, Inc. (included as Exhibit 3.2 to our Registration Statement on Form S-11 (File No. 333-158111) filed March 19, 2009 and incorporated herein by reference)
4.1	Form of Subscription Agreement of Grubb & Ellis Healthcare REIT II, Inc. (included as Exhibit B to our Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-158111) filed April 29, 2011 and incorporated herein by reference)
4.2	Distribution Reinvestment Plan of Grubb & Ellis Healthcare REIT II, Inc. effective as of August 24, 2009 (included as Exhibit C to our Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-158111) filed April 29, 2011 and incorporated herein by reference)
4.3	Share Repurchase Plan of Grubb & Ellis Healthcare REIT II, Inc. (included as Exhibit D to our Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-158111) filed April 29, 2011 and incorporated herein by reference)
10.1	Assignment and Assumption of Purchase Agreement by and between G&E HC REIT II Monument LTACH Portfolio, LLC and G&E HC REIT II Columbia LTACH, LLC, dated January 31, 2011 (included as Exhibit 10.1 to our Current Report on Form 8-K filed February 3, 2011 and incorporated herein by reference)
10.2	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Fixture Filing and Financing Statement by G&E HC REIT II Ennis MOB, LLC in favor of Bank of America, N.A., dated January 28, 2011 (included as Exhibit 10.2 to our Current Report on Form 8-K filed February 3, 2011 and incorporated herein by reference)
10.3	Collateral Assignment of Management Contract by and between G&E HC REIT II Ennis MOB, LLC, Grubb & Ellis Equity Advisors, Property Management, Inc., The Cirrus Group, LLC and Bank of America, N.A., dated January 28, 2011 (included as Exhibit 10.3 to our Current Report on Form 8-K filed February 3, 2011 and incorporated herein by reference)
10.4	Joinder to Promissory Note between Grubb & Ellis Healthcare REIT II Holdings, LP, G&E HC REIT II Lacombe MOB, LLC, G&E HC REIT II Parkway Medical Center, LLC, G&E HC REIT II Livingston MOB, LLC, G&E HC REIT II St. Vincent Cleveland MOB, LLC, G&E HC REIT II Sylva MOB, LLC G&E HC REIT II Ennis MOB, LLC and Bank of America, N.A., dated January 28, 2011 (included as Exhibit 10.4 to our Current Report on Form 8-K filed February 3, 2011 and incorporated herein by reference)
10.5	Joinder to Credit Agreement and Other Loan Documents between Grubb & Ellis Healthcare REIT II Holdings, LP, G&E HC REIT II Lacombe MOB, LLC, G&E HC REIT II Parkway Medical Center, LLC, G&E HC REIT II Livingston MOB, LLC, G&E HC REIT II St. Vincent Cleveland MOB, LLC, G&E HC REIT II Sylva MOB, LLC, G&E HC REIT II Ennis MOB, LLC and Bank of America, N.A., dated January 28, 2011 (included as Exhibit 10.5 to our Current Report on Form 8-K filed February 3, 2011 and incorporated herein by reference)
10.6	Purchase and Sale Agreement by and between G&E HC REIT II Dixie-Lobo MOB Portfolio, LLC and TMB-Alice, L.P., Carlsbad-TMB, LLC, Hobbs-TMB, LLC, Hope-TMB, LLC, TMB-Lake Charles, L.P., TMB-Lufkin, L.P., Victoria-TMB, L.P. and TMB I, L.P., dated March 21, 2011 (included as Exhibit 10.1 to our Current Report on Form 8-K filed March 25, 2011 and incorporated herein by reference)

31.1	*	Certification of Chief Executive Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	*	Certification of Chief Financial Officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	**	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002
32.2	**	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002

*	Filed herewith.

**	Furnished herewith.